SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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ALEXION PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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100 College Street
New Haven, Connecticut 06510
March 31, 2016
Dear Fellow Shareholder:
You are cordially invited to attend Alexion's 2016 Annual Meeting of Shareholders on Wednesday, May 11, 2016, at The Study at Yale, 1157 Chapel Street, New, Haven, CT 06511, at 5:30 p.m. local time.
This year we are using the "Notice and Access" method of providing proxy materials to you via the Internet. As a result, we are mailing to you a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials and 2015 annual report.  Notice and Access provides a convenient way for you to access Alexion's proxy materials and vote your shares on the Internet, and also allows us to reduce the costs of printing and distributing the proxy materials and conserve resources. The Notice includes instructions on how to access our proxy statement and our 2015 annual report and how to vote your shares. The Notice also contains instructions on how to receive a paper copy of the proxy materials and our 2015 annual report, if you prefer.
Our proxy statement describes the business to be considered at the meeting. Whether or not you plan to be with us, your vote is extremely important. I urge you to vote your shares and be represented at the meeting. If you are viewing the proxy statement on the Internet, you may submit your proxy electronically via the Internet by following the instructions on the Notice Regarding the Availability of Proxy Materials and the instructions listed on the Internet site. If you have received a paper copy of the proxy statement and proxy card, you may submit your proxy by completing and mailing the proxy card enclosed with the proxy statement, or you may submit your proxy electronically via the Internet or by telephone by following the instructions on the proxy card.
On behalf of Alexion, I thank you for supporting Alexion's mission of transforming patients' lives. I hope you can attend our annual meeting and look forward to seeing you there.
Very truly yours,
David Hallal
Chief Executive Officer

100 College Street
New Haven, Connecticut 06510
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 11, 2016
Alexion's 2016 Annual Meeting of Shareholders will be held on Wednesday, May 11, 2016, at The Study at Yale, 1157 Chapel Street, New, Haven, CT 06511, at 5:30 p.m. local time. This year, we are asking shareholders:

(1)	To elect eleven directors to Alexion's Board of Directors, constituting the entire Board, to serve for the ensuing year.

(2)	To consider a non-binding advisory vote on 2015 compensation paid to Alexion's named executive officers.

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as Alexion's independent registered public accounting firm.

(4)
To vote upon a shareholder proposal, if properly presented at the 2016 Annual Meeting, to amend Alexion's governing documents to give shareholders owning 10% of Alexion stock the power to call a special meeting; and

(5)	To transact such other business as may properly come before the 2016 Annual Meeting or any adjournment thereof.
Shareholders of record at the close of business on March 15, 2016 will be entitled to notice of and to vote at the 2016 Annual Meeting or any adjournment of the meeting.
Whether or not you plan to attend the 2016 Annual Meeting, please vote by voting on the Internet, completing and returning a proxy card, or voting by phone at your earliest convenience so that your shares may be represented at the meeting. Alexion will begin mailing its Notice of Internet Availability of Proxy Materials to shareholders on March 31, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 11, 2016:

The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting of Shareholders, proxy statement and the 2015 Annual Report on Form 10-K and the means to vote by Internet are available free of charge at: www.proxyvote.com.

March 31, 2016
Michael V. Greco
Senior Vice President of Law and Corporate Secretary

Table Of Contents

Page
General Information	1
Beneficial Ownership of Common Stock	4
Proposal No. 1 – Election of Directors	6
General Information About the Board of Directors	7
Corporate Governance	16
Executive Compensation	25
Summary Compensation Table	51
Grants of Plan-Based Awards in Fiscal 2015	53
Outstanding Equity Awards at 2015 Fiscal Year-end	58
Option Exercises and Stock Vested for Fiscal 2015	62
Potential Payments Upon Termination or Change of Control	64
Director Compensation for Fiscal 2015	71
Independent Registered Public Accounting Firm	73
Proposal No. 2 – Advisory Vote on Executive Compensation	76
Proposal No. 3 – Ratification of Appointment of Independent Registered Public Accounting Firm	77
Proposal No. 4 -- Shareholder Proposal Requesting the Board to Amend Alexion's Governing Documents to Give Shareholders Owning 10% of Alexion Stock The Power To Call a Special Meeting	78
Shareholder Proposals	81
Additional Information and Other Business	82
Appendix A – Reconciliation of Non-GAAP Financial Measures	A-1
Form of Proxy Card

ALEXION PHARMACEUTICALS, INC. PROXY STATEMENT

General Information
The mailing address of our principal executive offices is Alexion Pharmaceuticals, Inc., 100 College Street, New Haven, CT 06510. We will begin mailing the Notice of Internet Availability of Proxy Materials to shareholders on March 31, 2016. We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of shares and will reimburse them for their expenses in so doing. Proxies may be solicited, without extra compensation, by officers, agents and employees of Alexion who may communicate with shareholders, banks, brokerage houses and others by telephone, facsimile, email or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be paid for by Alexion.
Why are we soliciting proxies?
We are furnishing this proxy statement and form of proxy to the holders of Alexion's common stock, par value $0.0001 per share, in connection with the solicitation by our Board of Directors of proxies for use at our 2016 Annual Meeting.
When and where is the 2016 Annual Meeting?
The 2016 Annual Meeting will be held on Wednesday, May 11, 2016, at The Study at Yale, 1157 Chapel Street, New, Haven, CT 06511, at 5:30 p.m. local time, or at any future date and time following an adjournment or postponement of the meeting.
What business will be conducted at the 2016 Annual Meeting?
The business to be considered at the 2016 Annual Meeting is described in the accompanying Notice of 2016 Annual Meeting. Alexion's Board of Directors is not currently aware of any other business that will come before the meeting.

Who can vote?
The record date for voting is March 15, 2016. Only shareholders of record at the close of business on March 15, 2016 are entitled to notice of and to vote at the 2016 Annual Meeting and any adjournment or postponement of the meeting. On March 15, 2016, there were 224,706,702 shares of our common stock outstanding. Each share is entitled to one vote on each of the matters to be presented at the 2016 Annual Meeting.
Who can attend the 2016 Annual Meeting?
Attendance at the 2016 Annual Meeting will be limited to record or beneficial owners of Alexion common stock as of March 15, 2016 (or their authorized representatives). When you arrive at the meeting, you must present photo identification, such as a driver's license. If your shares are held by a bank, broker or other nominee, you must also present your bank or broker statement evidencing your beneficial ownership of Alexion common stock to gain admission to the 2016 Annual Meeting. Alexion reserves the right to deny admittance to anyone who cannot show sufficient proof of share ownership as of March 15, 2016.
Why did I receive a "Notice of Internet Availability of Proxy Materials" but no proxy materials?
We are distributing our proxy materials to certain shareholders via the Internet under the “Notice and Access” approach permitted by rules of the Securities and Exchange Commission, or SEC. This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. On March 31, 2016, we will begin mailing a “Notice of Internet Availability of Proxy Materials” to participating shareholders, containing instructions on how to access the proxy materials on the Internet.

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	1

Can I access the proxy materials on the Internet?
This Notice of Annual Meeting and Proxy Statement and our 2015 Annual Report are available at www.proxyvote.com. Instead of receiving future proxy statements and accompanying materials by mail, most shareholders can elect to receive an email that will provide electronic links to them. Opting to receive your proxy materials online will conserve natural resources and will save us the cost of producing documents and mailing them to you, and will also give you an electronic link to the proxy voting site.
How do I vote?
Whether or not you plan to attend the 2016 Annual Meeting, it is important that you vote.
If you own shares in your own name (a record owner), you can vote any one of four ways:
■    By Internet: Go to the Internet website – www.proxyvote.com – and follow the instructions. You must vote by 11:59 P.M. Eastern on May 10, 2016.

■
By Telephone: Call the toll-free number 800-690-6903 to vote by telephone. You must follow the instructions on your proxy card and the recorded telephone instructions. You must vote by 11:59 P.M. Eastern on May 10, 2016.

■
By Mail: Mark, sign and date the proxy card and return it promptly in the self-addressed, stamped envelope. If a proxy card is signed and returned without instructions, your shares will be voted in the manner recommended by our Board of Directors. Your proxy card must be received by May 10, 2016.

■	In Person: You can attend the 2016 Annual Meeting to vote by ballot.
If your shares are held in a brokerage account in your broker's name, you will receive voting instructions from your bank, broker or other nominee that you must follow in order for your shares to be voted. Internet and telephone voting also will be offered to shareholders owning shares through most banks and brokers.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, you should not mail a proxy card.
How can I change or revoke my vote?
You may revoke the authority granted by your execution of a proxy at any time prior to the 2016 Annual Meeting by:

■	filing a timely written notice of revocation with the Corporate Secretary, Alexion Pharmaceuticals, Inc., 100 College Street, New Haven, CT 06510;

■	mailing a duly executed proxy bearing a later date;

■	re-voting by phone or the Internet prior to the date and time described on the proxy; or

■	voting in person at the 2016 Annual Meeting.
Only your latest vote will be counted.
What constitutes a quorum?
The holders of a majority of the outstanding shares of common stock entitled to vote must be present in person or represented by proxy to constitute a quorum at the 2016 Annual Meeting. Abstentions and "broker non-votes" will be counted for purposes of determining the presence or absence of a quorum.
How do I make sure my vote will be counted?
If you are a record holder you must vote by telephone, by Internet, by signing, dating and returning a printed proxy card, or by attending the 2016 Annual Meeting.
If you are the beneficial owner of shares held in "street name," your bank, broker or other nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If instructions are not provided, the broker's ability to vote the shares depends on the proposal. Your bank, broker or other nominee has discretionary authority to vote your shares on

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	2

"routine" matters, even absent instructions. A broker may not, however, vote on "non-routine" matters without receiving specific voting instructions from you. Uninstructed shares whose votes cannot be counted on non-routine matters result in what are commonly referred to as "broker non-votes."
If you do not give your broker voting instructions, your broker (1) will be entitled to vote your shares on the ratification of our independent accounting firm and (2) will not be entitled to vote your shares on the election of directors, the advisory vote on executive compensation, the employee stock purchase plan, or the shareholder proposal.
We urge you to provide instructions to your bank, broker or other nominee so that your votes may be counted on all of these important matters.

What vote is required for each proposal?

		Board's Recommendation	Broker Discretionary Voting Allowed	Abstentions	Required Vote
Proposal 1	Election of Directors	FOR ALL Nominees	No	No affect	Majority of votes cast
Proposal 2	Non-binding Advisory Vote on Executive Compensations	FOR	No	No affect	Majority of votes cast
Proposal 3	Ratification of PricewaterhouseCoopers as independent auditors	FOR	Yes	No affect	Majority of votes cast
Shareholder Proposal
Proposal 4	10% Ownership to Call a Special Meeting	AGAINST	No	No affect	Majority of votes cast

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	3

Beneficial Ownership Of Common Stock
The following table sets forth certain information as of March 15, 2016 (except as otherwise noted) regarding the beneficial ownership (as defined by the Securities and Exchange Commission, or SEC) of our common stock of: (i) each person known by us to own beneficially more than five percent of our outstanding common stock; (ii) each named executive officer (NEO) listed in the Summary Compensation Table below; (iii) each director; and (iv) all directors and executive officers of Alexion as a group.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage of Outstanding Shares of Common Stock
T. Rowe Price Associates, Inc. (3)
100 E. Pratt Street
Baltimore, MD 21202	28,295,427	12.50%
Capital Research Global Investors (4)
333 South Hope Street
Los Angeles, CA 90071	27,602,207	12.20%
BlackRock, Inc. (5)
55 East 52nd Street
New York, NY 10055	15,573,419	6.90%
FMR LLC (6)
245 Summer Street
Boston, MA 02210	14,919,664	6.62%
The Vanguard Group (7)
100 Vanguard Blvd.
Malvern, PA 19355	12,973,958	5.75%
Leonard Bell, M.D. (8)(24)	1,551,917	*
David Hallal (9)(24)	482,367	*
Clare Carmichael (10)(24)	114,098	*
Martin Mackay, Ph.D. (11)(24)	75,347	*
John Moriarty, J.D. (12)(24)	97,548	*
Vikas Sinha, M.B.A., C.A. (13)(24)	487,813	*
Carsten Thiel, Ph.D. (14)(24)	29,667	*
Felix Baker, Ph.D. (15)	6,702,819	2.98%
David Brennan (16)	7,017	*
M. Michele Burns (17)	6,517	*
Christopher J. Coughlin (18)	6,517	*
John T. Mollen (19)	6,596	*
R. Douglas Norby (20)	23,504	*
Alvin S. Parven (21)	40,994	*
Andreas Rummelt, Ph.D. (22)	26,171	*
Ann M. Veneman, J.D. (23)	31,490	*
All directors and executive officers as a group (20 persons) (25)	9,902,547	4.41%

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	4

* Less than one percent.

(1)	Unless otherwise indicated, the address of all persons is 100 College Street, New Haven, Connecticut 06510.

(2)
To our knowledge, except as set forth below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes in this table.

(3)
These figures are based upon information set forth in Schedule 13G filed with the SEC on February 12, 2016. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc., or Price Associates, serves as investment adviser with power to direct investments and/or sole power to vote the securities. T. Rowe Price Associates, Inc., has sole voting power with respect to 9,098,377 of the shares listed and sole dispositive power over all of the shares. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)
These figures are based upon information set forth in Schedule 13G filed with the SEC on February 16, 2016. Capital Research Global Investors (CRGI) is a division of Capital Research and Management Company (CRMC). CRGI is deemed to be the beneficial owner of these securities as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. These securities are owned by accounts under the discretionary investment management of CRGI. CRGI serves as investment advisor with power to direct investments and/or sole power to vote the securities.

(5)
These figures are based upon information set forth in Schedule 13G filed with the SEC on February 10, 2016. BlackRock, Inc. has sole voting power with respect to 13,736,287 of the shares listed and sole dispositive power over all of the shares.

(6)
These figures are based upon information set forth in Schedule 13G filed with the SEC on February 12, 2016. FMR LLC has sole voting power with respect to 1,344,385 of the shares listed and sole dispositive power over all of the shares.

(7)
These figures are based upon information set forth in Schedule 13G filed with the SEC on February 10, 2016. Vanguard Group Inc. has sole voting power with respect to 421,151 of the shares listed and sole dispositive power over 12,530,112 of the shares.

(8)	Includes 1,146,453 shares of common stock that may be acquired by Dr. Bell upon the exercise of options that are exercisable within 60 days of March 15, 2016, and 9,000 shares held in a family trust.

(9)
Includes 368,157 shares of common stock which may be acquired, directly or indirectly, by Mr. Hallal upon the exercise of options that are exercisable within 60 days of March 15, 2016, and 65,984 shares held in a family trust.

(10)Includes 99,432 shares of common stock which may be acquired by Ms. Carmichael upon the exercise of options that are exercisable within 60 days of March 15, 2016.

(11)	Includes 52,825 shares of common stock which may be acquired by Dr. Mackay upon the exercise of options that are exercisable within 60 days of March 15, 2016.

(12)	Includes 81,494 shares of common stock which may be acquired by Mr. Moriarty upon the exercise of options that are exercisable within 60 days of March 15, 2016.
(13) Includes 368,432 shares of common stock which may be acquired by Mr. Sinha upon the exercise of options that are exercisable within 60 days of March 15, 2016 and 25,974 shares held in a family trust.

(14)	Includes 15,825 shares of common stock which may be acquired by Dr. Thiel upon the exercise of options that are exercisable within 60 days of March 15, 2016.
(15) Dr. Baker has shared voting and investment power over the 6,476,002 shares of common stock owned by Baker Bros. Advisors LP and has shared voting and investment power over 94,410 shares of common stock owned by FBB Associates. Includes 12,763 and 20,226 shares acquired Julian C. Baker and Stephen R. Biggar, respectively, upon exercise of stock options issued by Synageva BioPharma Corp., acquired by the Company in June 2015.  Dr. Baker disclaims beneficial ownership of these shares except to the extent of his pecuniary interests therein. Dr. Baker joined the Board of Directors in June 2015. In connection with his appointment, he was granted 2,329 options and 696 restricted stock units.
(16)Includes 5,049 shares of common stock which may be acquired by Mr. Brennan upon the exercise of options that are exercisable within 60 days of March 15, 2016.
(17) Includes 5,049 shares of common stock which may be acquired by Mr. Burns upon the exercise of options that are exercisable within 60 days of March 15, 2016.
(18)Includes 5,049 shares of common stock which may be acquired by Mr. Coughlin upon the exercise of options that are exercisable within 60 days of March 15, 2016.
(19) Includes 5,128 shares of common stock which may be acquired by Mr. Mollen upon the exercise of options that are exercisable within 60 days of March 15, 2016.
(20)Includes 5,128 shares of common stock which may be acquired by Mr. Norby upon the exercise of options that are exercisable within 60 days of March 15, 2016.
(21)Includes 40,294 shares of common stock which may be acquired by Mr. Parven upon the exercise of options that are exercisable within 60 days of March 15, 2016.
(22)Includes 11,790 shares of common stock which may be acquired by Dr. Rummelt upon the exercise of options that are exercisable within 60 days of March 15, 2016.
(23)Includes 27,340 shares of common stock which may be acquired by Ms. Veneman upon the exercise of options that are exercisable within 60 days of March 15, 2016.
(24)Named executive officer under Item 402 of Regulation S-K.
(25)Includes 2,420,325 shares of common stock which may be acquired by all directors and officers as a group upon the exercise of options that are exercisable within 60 days of March 15, 2016, and 20,701 shares of common stock which will be acquired upon the vesting of restricted stock units that will vest within 60 days of March 15, 2016.

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	5

Proposal No. 1 – Election Of Directors
Eleven directors have been nominated for re-election at the 2016 Annual Meeting to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified. In the event any of the nominees are unable to serve as a director, the shares represented by the proxy will be voted for such other candidate, if any, who is nominated by the Board of Directors to replace the nominee. All nominees have consented to be named in the proxy statement and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve. Alexion's directors are elected by majority vote in uncontested director elections, such as this one. The voting standard for contested director elections is a plurality standard. The majority voting standard provides that a nominee for director in an uncontested election will be elected to Alexion's Board if the votes cast "for" such nominee's election exceed the votes cast "against" such nominee's election. In an uncontested election, an incumbent director nominee who does not receive the required votes for re-election is required to tender his or her resignation and the

Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation. Within 90 days following certification of the election results, the Board will act on the committee's recommendation and publicly disclose the Board's decision regarding the tendered resignation, including the rationale for the decision.
The number of candidates for election as directors at the 2016 Annual Meeting is the same as the number of directors to be elected at the meeting. Therefore, this is an uncontested election and directors will be elected by the affirmative vote of a majority of the votes cast by the shares present or represented and entitled to vote at the 2016 Annual Meeting, in person or by proxy.
THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 1 – ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF ALEXION AND OUR SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" EACH NOMINEE.

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	6

General Information About The Board Of Directors
Each director nominee, if re-elected, will hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Each officer of the company serves at the discretion of the Board of Directors. Dr. Bell is party to a consulting agreement with Alexion and Mr. Hallal is party to an employment agreement with Alexion.
The Board seeks independent directors who represent a range of viewpoints, backgrounds, skills, experience and expertise. Directors should possess the attributes necessary to be an effective member of the Board, including the following: personal and professional integrity, high ethical values, sound business judgment, demonstrated exceptional business and professional skills and experience, teamwork and a commitment to the long-term interests of Alexion and its shareholders. In evaluating candidates, the Nominating and Corporate Governance Committee also considers potential conflicts of interest, diversity, the requirement to maintain a Board that is composed of a majority of independent directors, and the extent to which a candidate would fill a present or anticipated need. In any particular situation, the Nominating and Corporate Governance Committee may focus on individuals possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board.
The current Alexion directors represent a desirable range of viewpoints, backgrounds, skills, experience and expertise. The biography of each director and a description of certain specific experiences, qualifications, attributes and skills of each director that led the Board to conclude that the individual should serve as a director are below:

Leonard Bell, M.D.
Age: 57
The principal founder of Alexion, Dr. Bell was Alexion's Chief Executive Officer since its founding in January 1992 until he retired as CEO on March 31, 2015. From 1991 to 1992, Dr. Bell was an Assistant Professor of Medicine and Pathology and co-Director of the program in Vascular Biology at the Yale University School of Medicine. From 1990 to 1992, Dr. Bell was an attending physician at the Yale-New Haven Hospital and an Assistant Professor in the Department of Internal Medicine at the Yale University School of Medicine. Dr. Bell was a recipient of the Physician Scientist Award from the National Institutes of Health and Grant-in-Aid from the American Heart Association as well as various honors and awards from academic and professional organizations. His work has resulted in more than 20 scientific publications and 9 patent applications. Dr. Bell received his A.B. from Brown University and M.D. from Yale University School of Medicine. Dr. Bell is currently an Adjunct Assistant Professor of Medicine and Pathology at the Yale University School of Medicine.

Alexion Director Since: 1992; Chairman since 2014
Committee Memberships: None
Other Public Company Directorships
Current: None
Past 5 Years: None

Qualifications
■ Principal founder of Alexion
■ Unique combination of scientific, clinical and business skills employed throughout career
■ Depth of operating, research and development and commercial experience in the biotechnology industry

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	7

R. Douglas Norby
Age: 80
Mr. Norby served as Sr. Vice-President and Chief Financial Officer of Tessera Technologies, Inc., a provider of intellectual property for advanced semiconductor packaging from July 2003 until January 31, 2006. From March 2002 to February 2003, Mr. Norby served as Senior Vice President and Chief Financial Officer of Zambeel, Inc., a data storage systems company. From December 2000 to March 2002, Mr. Norby served as Senior Vice President and Chief Financial Officer of Novalux, Inc., a manufacturer of lasers for optical networks. From 1996 until December 2000, Mr. Norby served as Executive Vice President and Chief Financial Officer of LSI Logic Corporation, a semiconductor company. From July 1993 until November 1996, he served as Senior Vice President and Chief Financial Officer of Mentor Graphics Corporation, a software company. Mr. Norby served as President of Pharmetrix Corporation, a drug delivery company, from July 1992 to September 1993, and from 1985 to 1992, he was President and Chief Operating Officer of Lucasfilm, Ltd., an entertainment company. From 1979 to 1985, Mr. Norby was Senior Vice President and Chief Financial Officer of Syntex Corporation, a pharmaceutical company. Mr. Norby received a B.A. in Economics from Harvard University and an M.B.A. from Harvard Business School.

Alexion Director Since: 1999, Lead Independent Director since 2014
Committee Memberships: Audit and Finance, Leadership and Compensation, Nominating and Corporate Governance
Other Public Company Directorships
Current: MagnaChip Semiconductor Corporation
Past 5 Years: Ikanos Communications, Inc., InveSense Inc., Stats ChipPAC, Ltd,

Qualifications
■ Extensive experience in financial and accounting matters, including public accounting and reporting
■ 40 year career, served in executive management positions at several multinational organizations, including as president, chief operating officer and chief financial officer
■ Extensive experience in financial and accounting reporting processes and internal control systems
■ Experience serving on public company boards provides valued perspective on corporate governance and financial matters

Felix J. Baker, Ph.D.
Age: 47
Dr. Baker is Co-Managing Member of Baker Bros. Advisors LP, an investment advisor focused on investments in life science and biotechnology companies. Dr. Baker and his brother, Julian Baker, started their fund management careers in 1994 when they co-founded a biotechnology investing partnership with the Tisch Family. Dr. Baker holds a B.S. and a Ph.D. in Immunology from Stanford University, where he also completed two years of medical school.

Alexion Director Since: 2015
Committee Memberships: Quality Compliance, Strategy and Risk
Other Public Company Directorships
Current: Genomic Health, Inc., Seattle Genetics, Inc.
Past 5 Years: Synageva BioPharma Corp., AnorMed Inc., Ardea Bioscience, Inc., Conjuchem Inc., Neurogen Corporation

Qualifications
■ Broad experience serving as both a director and investor of biotechnology companies providing a strategic perspective of the industry
■ Extensive experience evaluating and developing strategic business plans and transactions in the biotechnology industry

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	8

David R. Brennan
Age: 62
Mr. Brennan served as Chief Executive Officer and Executive Director of AstraZeneca PLC, one of the world’s largest pharmaceutical companies, from 2006 to 2012. Mr. Brennan worked for AstraZeneca in increasing roles of responsibility from 1992 through 2012, including as Executive Vice President of North America from 2001 to 2006, and as Senior Vice President of Commercialization and Portfolio Management from 1999 to 2001. Prior to the merger of Astra AB and Zeneca Plc, he served as Senior Vice President of Business Planning and Development of Astra Pharmaceuticals LP, the American subsidiary of Astra AB. Mr. Brennan began his career at Merck and Co. Inc., where he rose from Sales Representative in the U.S. Division to General Manager of Chibret International, a French subsidiary of Merck. He received a BA in business administration from Gettysburg College, where he is a member of the Board of Trustees.

Alexion Director Since: 2014
Committee Memberships: Quality Compliance, Strategy and Risk
Other Public Company Directorships
Current: Innocoll AG, Insmed Incorporated
Past 5 Years: AstraZeneca PLC, Reed Elsevier PLC

Qualifications
■ Extensive experience as an executive leader in the pharmaceutical industry, serving as chief executive officer of one of the largest multinational pharmaceutical companies in the world
■ Significant industry and regulatory knowledge from a more than 39 year career in the pharmaceutical industry and serving as a director on multiple public company and industry trade group boards
■ Extensive experience evaluating and developing complex strategic business plans
■ Brings valued operational perspectives to the Board on matters of talent recruiting and development, executive compensation, benefits and leadership
■ Extensive global and deep M&A experience

M. Michele Burns
Age: 58
From 2006 to 2012, Ms. Burns served as the Chairwoman and Chief Executive Officer of Mercer LLC, a subsidiary of Marsh & McLennan Companies, Inc. (MMC), a global professional services and consulting firm. She currently serves as Center Fellow and Strategic Advisor, Stanford University Center on Longevity. She served in senior executive roles with MMC, including as Chief Executive Officer, Retirement Policy Center sponsored by MMC from 2012 to 2014, Chief Executive Officer of Mercer from 2006 to 2012, and Executive Vice President and Chief Financial Officer of MMC in 2006. From 2004 to 2006, Ms. Burns served as Executive Vice President, Chief Financial and Chief Restructuring Officer for Mirant Corporation. From 1999 to 2004 she worked in increasing roles of responsibility at Delta Air Lines, serving as Executive Vice President and Chief Financial Officer of Delta from 2000 to 2004. Michele began her career with Arthur Andersen, and over an 18-year tenure rose to Senior Partner, leading Andersen's Southern Region Federal Tax Practice, heading its U.S. Healthcare Tax Practice and its Southeastern Region Financial Services Tax Practice, and serving on its Global Advisory Council. Ms. Burns also serves on the Executive Board and as Treasurer of the Elton John Aids Foundation. She received a BBA in business administration and a Master of Accountancy from the University of Georgia.

Alexion Director Since: 2014
Committee Memberships: Leadership and Compensation, Nominating and Corporate Governance, Strategy and Risk (Chair)
Other Public Company Directorships
Current: The Goldman Sachs Group, Cisco Systems, Inc., Etsy, Inc., AB InBev
Past 5 Years: Wal-Mart Stores, Inc.

Qualifications
■ Extensive experience and expertise in executive management, human resources, finance, strategy and operations of global organizations
■ Broad experience serving on public company and non-profit boards provides valued perspective on corporate governance, executive compensation and strategic matters
■ Extensive experience in financial accounting and reporting

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	9

Christopher Coughlin
Age: 63
Mr. Coughlin is currently a Senior Advisor, McKinsey & Co., where he has served since 2012. He served as Advisor to the Chairman and CEO of Tyco International Ltd., a global provider of diversified products, services and industries, from 2010 to 2012, and as Executive Vice President and Chief Financial Officer of Tyco from 2005 to 2010, during a period of significant international growth and restructuring. Mr. Coughlin previously served at the Interpublic Group of Companies, Inc. as Executive Vice President, Chief Operating Officer from 2003 to 2004. From 1998 to 2003, he served as Executive Vice President and Chief Financial Officer of Pharmacia Corporation. From 1997 to1998 he was President, International at Nabisco Group Holdings and from 1996 to 1997 was Executive Vice President and Chief Financial Officer of Nabisco. From 1981 to 1996, Mr. Coughlin held various positions with Sterling Winthrop Incorporated, including Chief Financial Officer. Mr. Coughlin received a BS in accounting from Boston College.

Alexion Director Since: 2014
Committee Memberships: Audit and Finance (Chair), Quality Compliance
Other Public Company Directorships
Current: Allergan plc, Dun & Bradstreet Corp, Hologic, Inc.
Past 5 Years: Covidien Ltd., Forest Laboratories, Dipexium Pharmaceuticals

Qualifications
■ Extensive experience in complex financial and accounting matters, including public accounting and reporting
■ Extensive experience evaluating and developing strategic goals for global organizations
■ Broad experience serving on public international and domestic company boards provides valued perspective on corporate governance and financial matters

David Hallal
Age: 49
Mr. Hallal became Chief Executive Officer on April 1, 2015. Previously, he was Alexion's Chief Operating Officer since September 2014. From October 2012 to September 2014, Mr. Hallal served as Alexion's Executive Vice President, Chief Commercial Officer. From May 2010 until October 2012, Mr. Hallal was Senior Vice President, Global Commercial Operations and was Senior Vice President, Commercial Operations, Americas from May 2008 until May 2010. Mr. Hallal joined Alexion in June 2006 to build and lead Alexion's U.S. commercial operations, initially with the company’s first product launch of Soliris. Prior to joining Alexon in 2006, he had 18 years of commercial operations and leadership experience at a number of companies, including OSI Eyetech, Biogen, Amgen, and Upjohn and he was involved in multiple blockbuster product launches in the areas of hematology, oncology, nephrology and immunology. Mr. Hallal holds a BA in Psychology from the University of New Hampshire.

Alexion Director Since: 2014
Committee Memberships: None
Other Public Company Directorships
Current: None
Past 5 Years: None

Qualifications
■ Extensive knowledge and experience with all aspects of Alexion's business
■ More than 27 years of experience in the biopharmaceutical industry
■ Extensive experience managing biopharmaceutical global commercial operations

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	10

John T. Mollen
Age: 65
Mr. Mollen served as Executive Vice President, Human Resources of EMC Corporation from May 2006 until his retirement in February 2014, including two years as special advisor to the President. He joined EMC as Senior Vice President, Human Resources in September 1999. Prior to joining EMC, Mr. Mollen was Senior Vice President of Human Resources with Citigroup Inc., a financial services company, from July 1997 - September 1999. Prior to Citigroup, he held a number of positions of increasing responsibility with Harris Corp., an international communications and technology company, including Vice President of Administration. Mr. Mollen serves as a director for a number of not-for-profit and professional boards, including the New England Healthcare Institute, the HR Policy Association, and the Center on Executive Compensation, and is an advisory board member for Working Mother magazine, and he is a member of the Board of Trustees of Worcester Polytechnic Institute and Chairman of the Compensation Committee. Mr. Mollen received a B.A. in Economics from St. John Fisher College, and a Master's degree in Labor Relations from St. Francis College in Pennsylvania.

Alexion Director Since: 2014
Committee Memberships: Audit and Finance, Leadership and Compensation (Chair), Nominating and Corporate Governance
Other Public Company Directorships
Current: None
Past 5 Years: None

Qualifications
■ Significant experience in executive compensation policy and administration
■ More than 30 years as chief human resources senior executive
■ Extensive operational experience leading human resource function for large, public, complex, global organizations, including a Fortune 200 company
■ Brings valued operational perspectives to the Board on matters of talent recruiting and development, executive compensation, benefits and leadership
■ Extensive global and deep M&A experience

Alvin S. Parven
Age: 75
 Mr. Parven has been President of ASP Associates, a management and strategic consulting firm, since 1997. From 1994 to 1997, Mr. Parven was Vice President at Aetna Business Consulting, reporting to the Office of the Chairman of Aetna. From 1987 to 1994, Mr. Parven was Vice President, Operations at Aetna Health Plans. Prior to 1987, he served in various capacities at Aetna including Vice President, Pension Services from 1983 to 1987. Mr. Parven is a trustee of the Employee Retirement Board of the Town of Palm Beach and a director of the Palm Beach Civic Association. Mr. Parven received his B.A. from Northeastern University.

Alexion Director Since: 1999
Committee Memberships: Audit and Finance, Leadership and Compensation, Nominating and Corporate Governance
Other Public Company Directorships
Current: None
Past 5 Years: None

Qualifications
■ More than 30 years in executive management positions at a multinational insurance company
■ Extensive experience in managing developed organizations that provide specialized and technical services, particularly in the areas of health insurance and benefits
■ Possesses extensive experience in provider operations, which brings an important perspective to the Board and to management on matters of reimbursement
■ Brings valued operational perspectives to the Board on matters of talent recruiting and development, executive compensation, benefits and leadership
■ Extensive global and deep M&A experience

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	11

Andreas Rummelt
Age: 59
Dr. Rummelt has served as the Chief Executive Officer of InterPharmaLink AG, a management consulting firm focused on advising companies in the healthcare industry, since July 2011. From December 2008 until January 2010, Dr. Rummelt was Group Head of Quality Assurance and Technical Operations at Novartis. He had been a member of the Executive Committee of Novartis from January 2006 until his resignation in January 2010. He joined Sandoz Pharma Ltd. in 1985 and held various positions of increasing responsibility in development. In 1994, he was appointed Head of Worldwide Technical Research and Development, a position he retained following the merger that created Novartis in 1996. From 1999 to 2004, Dr. Rummelt served as Head of Technical Operations of the Novartis Pharmaceuticals Division and from 2004 to 2008 as Head of Sandoz. Dr. Rummelt graduated with a Ph.D. in pharmaceutical sciences from the University of Erlangen-Nuernberg, Germany.

Alexion Director Since: 2010
Committee Memberships: Quality Compliance (Chair), Strategy and Risk
Other Public Company Directorships
Current: None
Past 5 Years: None

Qualifications
■ More than 25 years in the areas of pharmaceutical manufacturing, quality and technical development, providing an important perspective to the Board and to management
■ More than 20 years in executive management positions in the pharmaceutical industry, including as a chief executive officer and as a senior executive of a large, multinational pharmaceutical company
■ Possesses a broad understanding of international business operations, particularly with respect to manufacturing, quality and technical matters

Ann M. Veneman, J.D.
Age: 66
Ms. Veneman served as Executive Director of UNICEF, appointed by the United Nations Secretary General, from May 2005 until April 2010. As Executive Director, Ms. Veneman worked on behalf of the United Nations children's agency to help children around the world by advocating for and protecting their rights. Ms. Veneman was responsible for more than 11,000 UNICEF staff members in more than 150 countries. Prior to joining UNICEF, Ms. Veneman served as Secretary of the U.S. Department of Agriculture, or USDA, from January 2001 until January 2005. From 1986 until 1993, she served in various positions at the USDA, including Deputy Secretary, Deputy Undersecretary for International Affairs and Commodity Programs, and Associate Administer of the Foreign Agricultural Service. From 1995 until 1999, Ms. Veneman served as Secretary of the California Department of Food and Agriculture. Ms. Veneman has also practiced law in Washington, DC and California in both the private and public sectors. Ms. Veneman serves on the not-for-profit boards of the Global Health Innovative Technology Fund, the Close Up Foundation, the National 4-H Council, and Landesa. Ms. Veneman received a B.A. from the University of California, Davis, a Master's degree in Public Policy from the University of California, Berkeley, and a J.D. from the University of California, Hastings College of Law.

Alexion Director Since: 2010
Committee Memberships: Nominating and Corporate Governance (Chair), Quality Compliance, Strategy and Risk
Other Public Company Directorships:
Current: Nestle SA
Past 5 Years: S&W Seed Company

Qualifications
■ An attorney who has dedicated more than 25 years to government service, including senior national and international positions
■ Led state and federal government agencies and an international organization
■ Possesses extensive experience working with government leaders and organizations
■ Worked closely with national governments throughout the world and possesses a deep understanding of international political organizations
■ Public service experience brings an important perspective to the Board and an important understanding of state and federal government and international organizations

Meetings and Committees
During the year ended December 31, 2015, the Board of Directors held 18 meetings. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which he or she served. Members of the Board of Directors are expected to attend and be present at the annual shareholders meeting and all incumbent directors attended the 2015 Annual Meeting, other than Mr.

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	12

Coughlin who was unable to attend due to a pre-existing commitment.
The Board of Directors has determined that nine of the eleven nominees (Ms. Burns, Dr. Baker, Mssrs. Brennan, Coughlin, Mollen, Norby, and Parven, Dr. Rummelt and Ms. Veneman) are "independent directors" as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. During a majority of the five regularly scheduled meetings in fiscal year 2015 the Board of Directors met in executive session where only the independent directors were present without any members of Alexion's management.

Neither we nor any of our subsidiaries are party to any material proceedings to which any of our directors, officers, affiliates, 5% or more shareholders, or any of their respective associates are a party. We do not believe that any of our directors, officers, affiliates, 5% or more shareholders, or any of their respective associates are adverse to us or any of our subsidiaries or have a material interest that is adverse to us or any of our subsidiaries.

A description of each standing committee of the Board is provided below:

Audit and Finance
In February 1993, the Board established a separately designated standing Audit Committee, now called the Audit and Finance Committee, to review the internal accounting procedures of Alexion, consult with our independent registered public accounting firm and review the services provided by the independent registered public accounting firm. The Audit and Finance Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit and Finance Committee. The Board of Directors has determined that each member of the Audit and Finance Committee is an "independent director" as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. Our Board of Directors has also determined that Mr. Coughlin and Mr. Norby are each an "audit committee financial expert" as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations.

Current Members:
Mr. Coughlin (Chair)
Mr. Mollen
Mr. Norby
Mr. Parven

No. of Meetings during 2015:
10

Charter:
http://alxn.com/pdfs/Audit_and_Finance_Comm_Charter.pdf

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	13

Leadership and Compensation
In February 1993, the Board of Directors established a Compensation Committee, now called the Leadership and Compensation Committee. The Leadership and Compensation Committee assists the board in oversight of executive level talent management and succession planning, determines and approves compensation of our chief executive officer and all other executive officers, and administers our equity compensation and incentive plans. The Leadership and Compensation Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the committee. The Board of Directors has determined that each member of the Leadership and Compensation Committee is an "independent director" as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. For more information on the responsibilities and activities of the Leadership and Compensation Committee, including the committee's processes for determining executive compensation, see the Compensation Discussion and Analysis below in this proxy statement.

Current Members:
Mr. Mollen (Chair)
Ms. Burns
Mr. Norby
Mr. Parven

No. of Meetings during 2015:
6

Charter:
http://alxn.com/pdfs/Leadership_Comp_Comm_Charter.pdf

Quality Compliance Committee
In December 2004, the Board established a Compliance and Quality Committee. now called the Quality Committee. The Quality Compliance Committee provides leadership and guidance to Alexion on aspects of quality compliance and related regulatory matters. The Quality Compliance Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the committee. The Board of Directors has determined that each member of the Quality Compliance Committee is an "independent director" as that term is defined under the NASDAQ Stock Market Listing Standards.

Current Members:
Dr. Rummelt (Chair)
Dr. Baker
Mr. Brennan
Mr. Coughlin
Ms. Veneman

No. of Meetings during 2015:
4

Charter:
http://alxn.com/pdfs/Quality_Compliance _Comm Charter.pdf

Nominating and Corporate Governance
In June 2003, the Board of Directors established the Nominating and Corporate Governance Committee to provide leadership and guidance to Alexion, review and recommend new directors to the Board of Directors, establish the necessary Board committees to provide oversight to Alexion, and make recommendations regarding committee membership. The Nominating and Corporate Governance Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the committee. The Board of Directors has determined that each member is an "independent director" as that term is defined under the NASDAQ Stock Market Listing Standards.

Current Members:
Ms. Veneman (Chair)
Ms. Burns
Mr. Mollen
Mr. Norby
Mr. Parven

No. of Meetings during 2015:
5
Charter:
http://alxn.com/pdfs/Nom_Corp_Gov_Comm-Charter.pdf

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	14

Strategy and Risk
In May 2013, the Board of Directors established the Risk Committee, now called the Strategy and Risk Committee. The Committee oversees Alexion's strategic planning process and risk management processes. The Strategy and Risk Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and will be reviewed and reassessed annually by the committee. The Board of Directors has determined that each member is an "independent director" as that term is defined under the NASDAQ Stock Market Listing Standards.

Members:
Ms. Burns (Chair)
Dr. Baker
Mr. Brennan
Dr. Rummelt
Ms. Veneman

No. of Meetings during 2015:
4

Charter:
http://alxn.com/pdfs/Strategy_Risk _Comm_Charter.pdf

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	15

Corporate Governance
Alexion strives to maintain strong corporate governance practices that protect and enhance accountability for the benefit of all of Alexion's shareholders. We regularly review and continually refine our governance practices to align with evolving practices and issues raised by our shareholders.
In January 2016, the Board of Directors adopted an amendment to its bylaws to include (i) a proxy access provision requiring Alexion to include in its proxy materials any person nominated for election to the Board by a shareholder or group of shareholders that has continuously beneficially owned at least 3% of Alexion’s outstanding common stock for at least 3 years, and (ii) a reduced shareholder ownership threshold to call a special meeting from 50% to 25%. These changes result from the Company's engagement and discussions with shareholders during the 2015 proxy season and the fall of 2015. Although a shareholder proposal for proxy access and the ownership threshold did not receive majority support at the 2015 annual meeting, the Board determined it was in the best interests of Alexion and our shareholders to make these changes based in large part on the feedback from our shareholders in 2015.

Below are key corporate governance facts about our Company.

Majority voting for directors	Yes
Annual elections for all directors	Yes
Proxy Access - 3%-3 years	Yes
Board-Level Strategy and Risk Committee	Yes
Annual Board and Committee evaluations	Yes
Separation of Chairman and CEO	Yes (1)
Lead Independent Director	Yes
All Board Committees are composed exclusively of independent directors	Yes
Size of the Board	11
Number of Independent Directors	9
Average Age of Directors	61
Average Director Tenure (in years)	6.6
Annual Advisory Vote of Executive Compensation	Yes
Shareholder Ability to Call a Special Meeting - 25%	Yes
Act by Written Consent	Yes
Rights Plan, or "Poison Pill"	No
Supermajority voting provisions	No
(1) Dr. Bell served as both CEO and Chairman from October 2014, until his retirement as CEO on March 31, 2015. See "Board Leadership Structure."

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	16

Process for Selecting Nominees and Shareholder Nominations
The Nominating and Corporate Governance Committee considers candidates for Board membership recommended by Nominating and Corporate Governance Committee members and other Board members, management, our shareholders, third party search firms, and any other appropriate sources. If a shareholder submits a nominee, the Nominating and Corporate Governance Committee will evaluate the qualifications of such shareholder nominee using the same selection criteria the committee uses to evaluate other potential nominees.
In accordance with Alexion's Bylaws, a shareholder may recommend a person for consideration as a nominee for director at an annual meeting by giving timely notice of the nomination in proper form, including a completed and signed questionnaire, representation and agreement required by Alexion's Bylaws, as described below, and timely updates and supplements relating to the nomination.
Nominations Not for Inclusion in Alexion's Proxy Statement. To be timely, assuming the date of the 2017 annual meeting of shareholders is not more than 30 days before or more than 60 days after the anniversary of the 2016 Annual Meeting, a shareholder’s notice and recommendation must be received no earlier than the close of business on January 12, 2017, and not later than the close of business on February 11, 2017.
In addition, to be considered timely, a shareholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at Alexion's principal executive offices not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.
Our Bylaws provide that a shareholder's advance notice of a nomination must contain the following information for each person whom the shareholder proposes to nominate for election or reelection to the Board: (1) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the Exchange Act), and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (2) a detailed description of all direct and indirect compensation and other monetary agreements, arrangements and understandings during the prior 3 years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K, (3) a completed and signed questionnaire, provided by the Corporate Secretary upon written request, with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made, and (4) a written representation and agreement, provided by the Corporate Secretary upon written request, that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	17

as to how such person, if elected as a director, will act or vote on any issue or question (a Voting Commitment) that has not been disclosed to Alexion or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Alexion with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in accordance with Alexion's Bylaws, (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Alexion publicly disclosed from time to time, and (d) will abide by the requirements of the director voting provisions of Alexion's Bylaws. In addition, Alexion may require any proposed nominee to furnish such other information as may reasonably be required by Alexion to determine the eligibility of such proposed nominee to serve as an independent director or that could affect a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.
In addition, our Bylaws provide that to be in proper form, a shareholder’s notice must set forth, with respect to the shareholder, beneficial owner and their respective affiliate or associate acting in concert, giving notice of the nomination: (1) the name and address of the shareholder, as they appear on Alexion’s books, or such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert, (2) (a) the class or series and number of shares of Alexion which are, directly or indirectly, owned beneficially and of record by such shareholder, beneficial owner and their respective affiliates or associates or others acting in concert, (b) any "derivative instrument" directly or indirectly owned beneficially by such shareholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert, (c) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any class or series of shares of Alexion, (d) any "short interest" involving such shareholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert, (e) any rights to dividends on the shares of Alexion owned beneficially by such shareholder that are separated or separable from the underlying shares of Alexion, (f) any proportionate interest in shares of Alexion or "derivative instruments" held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (g) any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of Alexion's shares or "derivative instruments," (h) any significant equity interests or any "derivative instruments" or "short interests" in any principal competitor of Alexion held by such shareholder, and (i) any direct or indirect interest of such shareholder in any contract with Alexion, any affiliate of Alexion or any principal competitor of Alexion, and (3) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.
You may write to our Corporate Secretary at our principal executive office - Alexion Pharmaceuticals, Inc., 100 College Street, New Haven, Connecticut 06510, Attn: Corporate Secretary - to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for nominating director candidates pursuant to our Bylaws.

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	18

Shareholder Nominations Under Proxy Access Bylaw. Our Bylaws provide that under certain circumstances, a shareholder, or group of up to 20 shareholders, who have maintained continuous ownership of at least 3% of our common stock for at least 3 years may nominate and include a specified number of director nominees in our annual meeting proxy statement.
The number of shareholder-nominated candidates appearing in our annual meeting proxy statement cannot exceed the greater of 20% of the number of directors then serving on the Board and 2 directors. If 20% is not a whole number, the maximum number of shareholder-nominated candidates would be the closest whole number below 20%. The following persons will be considered shareholder-nominated candidates and counted against the 20% maximum: (i) shareholder-nominated candidates that the Board of Directors determines to include in the Company’s proxy materials as Board-nominated candidates, (ii) any shareholder-nominated candidate that is subsequently withdrawn, and (iii) any director who had been a shareholder-nominated candidate at any of the two preceding annual meetings of shareholders and whose reelection at the upcoming annual meeting is being recommended by the Board. Nominating shareholders are required to provide a list of their proposed nominees in rank order. If the number of shareholder-nominated candidates exceeds 20%, the highest ranking qualified individual from the list proposed by each nominating shareholder, beginning with the nominating shareholder with the largest qualifying ownership and proceeding through the list of nominating shareholders in descending order of qualifying ownership, will be selected for inclusion in the Company proxy materials until the maximum number is reached. If the maximum number of shareholder-nominated candidates is not reached after the highest ranking qualified individual has been selected, this process will continue as many times as necessary, following the same order each time, until the maximum number is reached.

Requests to include shareholder-nominated candidates in the Company’s proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that the Company issued its proxy statement for the previous year’s annual meeting of shareholders. However, if no annual meeting of shareholders was held in the previous year or the date of the annual meeting of shareholders is more than 30 days before or later than the first anniversary of the previous year’s annual meeting of shareholders, we must receive the request not later than the close of business on the earlier of (i) the 60th day prior to the date we issue our proxy statement in connection with such annual meeting of shareholders or (2) the 10th day after public announcement of the date of such annual meeting of shareholders is first made. The nominating shareholder or group of shareholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws.
Nominating shareholders are permitted to include in the proxy statement a 500-word statement in support of their nominee(s). The Company may omit any information or statement that it, in good faith, believes would violate any applicable law or regulation.
Board Diversity
Alexion's Nominating and Corporate Governance Committee is responsible for advising the Board on diversity, including gender, ethnic background, country of citizenship and professional experience. The committee is responsible for recommending, as necessary, measures that contribute to a Board that, as a whole, reflects a range of viewpoints, backgrounds, skills, experience and expertise. Alexion's Board is diverse, and our nominees reflect a Board of diverse gender, age, skills, experiences and points of view. We believe that diversity enhances the overall effectiveness of our Board by presenting different perspectives inside the boardroom and to management, and we encourage diversity within all levels of our global organization.
The committee reviews Board composition on an annual basis. The committee assesses the

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	19

effectiveness of its responsibilities concerning diversity at least once each year, and takes action as warranted. For example, in conducting director searches in early 2014, we instructed our search agency to identify female candidates and candidates of diverse race and ethnicity for consideration by the committee.
For the 2016 Annual Meeting, two nominees for election at the annual meeting are female: Ms. Burns, Chair of the Strategy and Risk Committee, and Ms. Veneman, Chair of the Nominating and Corporate Governance Committee.
Board Leadership Structure
Dr. Bell, Alexion's former Chief Executive Officer, has served as Chairman of the Board since October 2014. Prior to Dr. Bell's appointment as Chairman and from the Company's inception in 1992, Alexion had separated the positions of Chairman and CEO. Dr. Bell is the principal founder of Alexion and was Chief Executive Officer from 1992 - 2015. He assumed the role of Chairman immediately following the sudden death of the Board's longtime Chairman, Dr. Max Link. At the same time of Dr. Bell's appointment to Chairman, the Board appointed Mr. Norby as lead independent director.
The Board believes that having Dr. Bell serve as non-independent Chairman, in conjunction with a lead independent director, is the most effective leadership structure for Alexion's Board. As founder of Alexion and the only Chief Executive Officer in the Company's history, until April 1, 2015, Dr. Bell brings a unique perspective to our boardroom. He possesses a comprehensive knowledge of Alexion's business; he was a key contributor to its significant growth and maturation; and he possesses an in-depth understanding of the biotechnology industry and the challenges of operating a global organization that serves patients suffering from rare diseases. The Board has six directors with less than two years of tenure and the Board believes that continuity in leadership and membership is important for board effectiveness. The Board recognizes Alexion's growth under Dr. Bell's leadership and the value created for our shareholders during his time as CEO, and the Board believes that Dr. Bell's intimate knowledge of Alexion's business will enable the Board to more effectively oversee execution of the Company's strategic priorities.
The Board believes that its governance practices and leadership structure achieve independent oversight and management accountability, and enhance the Board's ability to objectively monitor the performance of the Company, the CEO, and management. The independent directors designated a Lead Independent Director. Mr. Norby has served as Lead Independent Director since the date of Dr. Bell's appointment as Chairman of the Board. As set forth in the Lead Independent Director Charter adopted by our Board, the Lead Independent Director is selected annually by the independent directors, presides at meetings of the Board at which the Chairman is not present, including executive sessions of our independent directors, serves as a liaison and supplemental channel of communication between directors and the Chairman, serves as an independent point of contact for shareholders wishing to communicate with the Board other than through the Chairman, and has other duties described in the charter. A more detailed description of the responsibilities of the Lead Independent Director is included in our Lead Independent Director Charter, which is available on our website at http://alxn.com/pdfs/Lead_Independent_Director_Charter.pdf.
Board's Role in Risk Oversight
The Board has ultimate responsibility for overseeing Alexion's risk management processes. In May 2013, the Board formed a Risk Committee, now called the Strategy and Risk Committee, to assist the Board in its oversight of enterprise risk management processes. The Committee also has responsibility for overseeing Alexion's strategic planning process on behalf of the Board - see "Board's Role in Strategy" below. The Board believes it is important to align Alexion's strategic priorities with the Company's risk management program. By designating a single Board committee to oversee both strategy and risk, the Board can

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	20

execute its oversight and decision-making responsibilities as the Company's strategic priorities and risks evolve with the business and external conditions. Under Ms. Burns' leadership, the Committee focuses on detailed matters of strategy and risk, and the Committee amended its charter in 2015 to reflect the Committee's and the Board's current responsibilities with respect to strategy and risk management. The Committee evaluates management's processes for reviewing, refreshing and modifying its enterprise risk management system and processes. Alexion is committed to fostering a company culture of risk-adjusted decision-making without constraining reasonable risk-taking and innovation, and the Committee oversees the Company's efforts to foster this culture. The Committee reviews with management and external advisors the identification, prioritization and management of risks, the accountabilities and roles of the company functions involved with enterprise risk management, the risk portfolio and the corresponding actions implemented by management. The Committee regularly informs the full Board of Alexion's most significant risks and how these risks are managed. The Strategy and Risk Committee seeks to inform the Board of enterprise risks that are or should be delegated to other committees of the Board for review or monitoring.
Board's Role in Strategy
The Board designated the Strategy and Risk Committee to oversee that management has established and periodically re-evaluates a corporate strategic plan. The Company's strategic planning process is dynamic and evolves throughout any given year, culminating in a review and approval of the proposed plan by the full Board at least annually. Throughout the year, the Committee reviews the planning process with management and monitors progress, advising management on a variety of matters involving both process and strategy. Following approval of the strategic plan by the Board, the Committee and sometimes the full Board regularly receive updates from management concerning implementation of the plan. The Committee evaluates the Company's progress, and suggests modifications. The Committee also reviews on a regular basis specific proposed transactions or opportunities, and supports and advises management as it deems appropriate. Both the Board and the Committee are regularly informed of factors affecting the Company's implementation of its strategic plan, including Company performance and progress against the plan, enterprise risks, and the impact of industry and global developments.
Succession Planning
An important responsibility of the Board and the CEO is to ensure long term continuity of leadership. The Nominating and Corporate Governance Committee annually reviews and makes recommendations to the Board relating to management succession planning. In addition, the CEO and Alexion's senior executives discuss future candidates for leadership positions at all levels within Alexion's global organization. On a regular basis, the Leadership and Compensation Committee reviews and discusses leadership succession plans, leader development and organizational capabilities across all functions of the Company, and these discussions are held with the CEO and Chief Human Resources Officer. The Board considers succession planning to be an important factor in managing the long term planning and success of Alexion's business.
In January 2015, Alexion announced the retirement of Dr. Bell, principal founder of Alexion and its only Chief Executive Officer since its inception in 1992, and the election of Mr. Hallal as the Company's second CEO effective April 1, 2015. The Board's succession planning oversight enabled the Company to implement the important transition in a manner that promotes the continued successful performance of the Company's business and employees. The Board and management, particularly during the last several years, have sought to hire and develop experienced and effective leaders throughout all levels within our global organization to position Alexion for success in its next stages of growth and innovation. Mr. Hallal, an Alexion executive since 2006, has been a

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	21

key contributor to Alexion's success and a member of Alexion's senior leadership team, and his appointment is in-line with the Board's long-term succession plan.
Board Refreshment and Evaluations
The Board has been deliberate in its approach to succession planning and Board refreshment. The Board appointed four independent directors in 2014 and another independent director in 2015. Five of the Board's 9 independent directors have tenure of less than 2 years. The recent appointments bring significant commercial, financial, risk management and operational expertise to the Board. Their global operational expertise and experience serving on the boards of other multinational organizations have been important for our growing business.
The Nominating and Corporate Governance Committee oversees an annual assessment of the effectiveness of each Committee and the Board. In 2015, the Board and each committee completed written evaluations to evaluate its own performance. Directors discuss the results of these evaluations during committee meetings and in executive sessions of the Board. The Committee and the Board are committed to maximizing Board effectiveness, which requires periodic assessments and regular dialogue, both during and outside of meetings, particularly with the number of new directors now serving. Directors have demonstrated their willingness to refresh the Board and to conduct open and honest evaluations of its performance.
Shareholder Communications with the Board of Directors
Our Board of Directors has provided a process for shareholders to send communications to the Board. Shareholders who wish to send communications to the Board, or any particular director, should address such communications to the Board of Directors, c/o Alexion Pharmaceuticals, Inc., 100 College Street, New Haven, Connecticut 06510, Attention: Corporate Secretary. All such communications should include a representation from the submitting shareholder setting forth the shareholder's address and the number of shares of Alexion common stock beneficially owned by the shareholder.
The Corporate Secretary will (i) be primarily responsible for monitoring communications from shareholders and (ii) provide copies or summaries of such communications to the Board, or the director to whom such communication is addressed, as the Corporate Secretary considers appropriate. Each shareholder communication will be forwarded if it relates to a substantive matter and includes suggestions or comments that the Corporate Secretary considers to be important for the directors, or director, to know. In general, shareholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than shareholder communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.
The Board will give appropriate attention to written communications on such issues and will respond as appropriate.
Code of Ethics
In 2015, we adopted a new code of ethics, the Alexion Pharmaceuticals, Inc. Code of Ethics and Business Conduct (Code), that applies to directors, officers and employees of Alexion and its subsidiaries and complies with SEC rules and regulations and the listing standards of the NASDAQ Global Select Market. Our directors, officers and employees are required to comply with the Code. The Code is intended to focus our directors, officers and employees on individual ethical and professional accountability to ensure they follow appropriate standards and comply with legal requirements concerning Alexion's business. The Code covers areas of professional conduct relating to individual's service to Alexion, including conflicts of interest, ethical conduct, anti-bribery and anti-corruption, gifts, workplace matters, and oversight of ethics and compliance by employees of the Company. The Code is located on our website

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at http://alxn.com/pdfs/Code_of_Ethics.pdf. We will disclose any future amendments to, or waivers from, provisions of these ethics policies and standards on our website as promptly as practicable, as may be required under applicable laws, rules and regulations of the SEC and NASDAQ.
Corporate Governance Guidelines
The Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to shareholders. The Board has adopted Corporate Governance Guidelines and relies on the guidelines to provide that framework. The guidelines are not absolute rules, and can be modified to reflect changes in Alexion's organization or business environment. The Board reviews the guidelines on an annual basis and if necessary, modifies the guidelines to reflect current good governance practices and policies. Alexion's Corporate Governance Guidelines are located on our website at http://alxn.com/pdfs/Corp_Gov_Guidelines.pdf.
Recent Actions in Response to Shareholder Feedback – Proxy Access and Special Meeting Ownership Threshold
We regularly analyze shareholder feedback and incorporate such feedback into our assessment of our governance practices and our business. Our shareholders voted on two shareholder proposals at the 2015 annual meeting - proxy access and a proposal to reduce the ownership threshold to call a special meeting to 10%. Prior to the meeting, we discussed both proposals with many of our largest shareholders, which expressed a number of different views concerning proxy access and no consensus emerged. Many shareholders would only support a provision requiring Alexion to include in its proxy materials any person nominated for election to the Board by a shareholder or group of shareholders that has continuously beneficially owned at least 3% of Alexion’s outstanding common stock for at least 3 years, while others would only support a provision requiring the nominating shareholders to beneficially own 5% of Alexion’s outstanding common stock. Certain shareholders were supportive of proxy access generally but were flexible with specific provisions, including the ownership threshold. Certain shareholders were against proxy access entirely, while others had not developed a concrete position on proxy access. The applicable shareholder proposal did not receive majority support and we committed to discuss proxy access later in 2015. During the fall of 2015, we engaged again with our largest shareholders and found that shareholder's opinions about proxy access had evolved. While the discussions during the spring were primarily around the concept of proxy access, our discussions with shareholders during the fall focused on specific provisions of proxy access. Following this period of engagement, it was our belief that there was greater support among our shareholders for 3%/3 years, but no consensus on the various other provisions. In early December 2015, the Board again discussed proxy access, and authorized management to proceed with implementing a 3%/3 year approach, to be approved by the Board at a later date. The Board considered a number of factors in making its decision, including shareholder feedback, the Board's assessment of the probability that proxy access would be utilized, and the Board's belief that proxy access would likely become more widely adopted.
Similarly, with respect to the ownership threshold to call a special meeting, we had discussions with our shareholders in the spring of 2015 and the fall of 2015. During the spring, most shareholders communicated that the then current bylaw provision was too high - 50% - but the proposed 10% was too low. During outreach in the fall of 2015, it was the Company's belief that consensus existed in support of a reduction in the threshold necessary to call a special meeting to 25%.
In January 2016, the Board adopted bylaw amendments to provide for 3%/3 years proxy access and to reduce the ownership threshold to call a special meeting from 50% to 25%.

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Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock, to file initial reports of beneficial ownership of our stock and reports of changes in beneficial ownership of our stock with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file.
Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during the year ended December 31, 2015 all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis, other than the Form 4 filed by Ms. Heidi Wagner on October 8, 2015.

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Executive Compensation
Compensation Discussion and Analysis
Executive Summary
Purpose. Alexion’s executive compensation program is designed to attract, retain, incentivize and reward performance. The Leadership and Compensation Committee (for purposes of this CD&A, the "Committee") seeks to deliver competitive compensation to help us retain and motivate our key talent, and to recognize our executives for their contributions to Alexion and our patients, and for the value they create for all of our shareholders.
Regular Review of Program. The Committee regularly reviews our executive compensation program, taking into account evolving best practices, competitive market information, shareholder feedback, including consistently high "say-on-pay" results, and the Committee's assessment of whether the program drives performance and is consistent with the Committee's compensation philosophy.
Evolving Compensation Governance Practices. The Committee makes its executive compensation decisions in the context of an evolving framework of compensation governance practices. Over time, the Committee has considered and adopted a number of governance practices to enhance the overall effectiveness of our executive compensation program. See "Compensation Practices – What We Do and Don't Do" on page 29. Following the end of our 2015 fiscal year, we and our executives agreed to eliminate 280G gross-ups in all employment agreements and no employee is any longer entitled to a tax gross-up payment for any excise tax imposed on them under Section 280G or Section 4999 of the Internal Revenue Code. This change is an evolution of our 2013 prior policy of not entering into new agreements that include 280G gross-up provisions.
Performance-Based Awards. A substantial portion of an executive's total compensation is performance-based. See "Pay for Performance - How Does the Leadership and Compensation Committee Define Performance-based Compensation" on page 30.
Consistent Plan Design. Other than the introduction of PSUs in 2013 and TSR-PSUs in 2014, the plan design of our executive compensation program has remained generally constant over the last several years. The Committee regularly reviews the executive compensation program and continues to believe that its consistent approach has contributed to Alexion's long-term success and has driven exceptional company and individual performance, and at the same time has provided predictability for our executives and other key employees and motivated them to achieve outcomes year after year that benefit Alexion, our shareholders, and the patients we serve.
2015 Performance
In 2015, Alexion transitioned from a single commercial product company to a three product company. Overall, we delivered strong operational performance, generated solid financial results, achieved several significant milestones across our pipeline, and successfully completed the acquisition of Synageva BioPharma Corp.
Although we had many strong accomplishments in 2015, during this year our business was affected by substantial industry and market pressures and the impact of foreign currency headwinds.
For the last several years, we have focused on positioning Alexion for its future growth. In line with this focus, we, successfully executed on several company priorities in 2015 that we believe will have long-term benefits for Alexion, our patients and our shareholders.
2015 Business Highlights
Below are business highlights from 2015.

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Financial Results
Total revenues increased 21% from 2014 to 2015 and 29% on a constant currency basis.
Soliris net product sales of $2.590 billion.
2015 non-GAAP earnings-per-share (EPS) increased by $0.15, excluding $0.37 per share related to reimbursement for prior year shipments . Please see Appendix A attached to this proxy statement for a full reconciliation of non-GAAP results.
Strensiq net product sales were $12 million.
Synageva
We completed the acquisition of Synageva BioPharma Corp. in June 2015, and have successfully integrated Synageva's operations during the second half of the year.

Clinical and Regulatory
We obtained marketing approval in the U.S., E.U. and Japan of Strensiq for the treatment of patients with Hypophosphatasia (HPP), our second marketed product.

We obtained marketing approval in the U.S. and E.U. for Kanuma for the treatment of patients with Lysosomal Acid Lipase-Deficiency (LAL-D), our third marketed product.

We completed enrollment in two multinational registration trials of eculizumab as (i) a potential treatment for patients with refractory generalized myasthenia gravis (MG), and (ii) prevention of delayed graft function (DGF) after kidney transplantation.

In December 2015, we announced that interim data in the Phase I/II trial for intravenous SBC-103 showed a dose-dependent reduction of heparin sulfate in cerebrospinal fluid in children with mucopolysaccharidosis IIIB.

In December 2015, we announced that interim data in the Phase II trial for ALXN 1007 showed an overall 28 day acute GI-GVHD response rate of 80 percent, which supports the continued advancement of ALXN 1007 in GI-GVHD.

We advanced our Phase I/II studies of ALXN 1210 in patients with PNH, an innovative longer-acting C5 antibody.

Manufacturing
We advanced refurbishment of our vialing facility in Athlone, Ireland, completed construction of office, laboratory and packaging facilities at College Park, Blanchardstown, Dublin, Ireland, and initiated construction of a new biologics manufacturing facility.

CEO Transition
We successfully completed a CEO succession, with Mr. Hallal assuming the role of CEO effective April 1, 2015 upon the retirement of Dr. Bell, Alexion's principal founder and CEO for 23 years.
Recent Governance Updates
We adopted 3%-3 years proxy access

We reduced the ownership threshold to call a special meeting to 25%

We eliminated 280G gross-up provisions in all employment agreements

We eliminated single-trigger acceleration following a change in control for future awards

Shareholder Return
Alexion develops its long-term strategic priorities and its annual objectives with an aim to deliver annual and long-term increased value to our shareholders. Since launching Soliris in 2007, Alexion has consistently returned significant value to our shareholders in terms of stock price appreciation.

■	Alexion's stock price has increased by approximately 1779% between January 1, 2007 and December 31, 2015.

■	Alexion's 1, 3 and 5 year annualized total shareholder return (TSR) through

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December 31, 2015 was 3%, 27% and 36%, respectively.

■	A $100 investment in Alexion's common stock on December 31, 2010 would have grown to $473.62 on December 31, 2015.
Alexion's stock performance has been strong in absolute terms and also compared to its self-

selected peers. As seen in the table below, Alexion's strong operational performance has delivered substantial value creation for our shareholders year-to-year and over the long-term.

Who are the Named Executive Officers
This Compensation Discussion and Analysis section discusses the principles underlying our policies and decisions used to determine the compensation of our executive officers who are named in the “Summary Compensation Table”, referred to as our named executive officers (NEOs). They are:

Name	Position
Leonard Bell, M.D.	Chairman and Chief Executive Officer through March 31, 2015
David Hallal	Chief Operating Officer, and CEO effective April 1, 2015
Vikas Sinha, M.B.A., C.A.	Executive Vice President and Chief Financial Officer
Clare Carmichael	Executive Vice President and Chief Human Resources Officer
Martin Mackay, Ph.D.	Executive Vice President and Global Head of Research and Development
John Moriarty, J.D.	Executive Vice President and General Counsel
Carsten Thiel, Ph.D.	Executive Vice President and Chief Commercial Officer

Dr. Mackay is included as an NEO given that his total compensation, as reported in the Summary Compensation Table, would have been higher than that of Ms. Carmichael and Mr. Moriarty but for the fact that Ms. Carmichael and Mr. Moriarty were granted one-time equity awards in connection with their promotions to Executive Vice President.

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Setting Mr. Hallal's CEO Compensation
Mr. Hallal became Alexion's Chief Executive Officer on April 1, 2015. He is Alexion's second CEO in its 24-year history. Mr. Hallal joined Alexion in 2006 and assumed positions of increasing responsibility prior to his appointment as CEO, including Chief Commercial Officer and Chief Operating Officer. In determining Mr. Hallal's CEO compensation, the Committee adopted a compensation structure similar in design and mix to that of Dr. Bell, taking into account pay levels of executives in our peer companies (described below) and the fact that it was Mr. Hallal's first year as chief executive officer. In March 2015, the Board took the following actions with respect to setting Mr. Hallal's CEO compensation:
Base Salary: The Board targeted approximately the 25th percentile of Alexion's peer group, and set base salary at $1,100,000.
Annual Incentive Target: Mr. Hallal's annual cash incentive target for 2015 was 110% of base salary, which was set at approximately the 25th percentile of Alexion's peer group.
Long-Term Incentives: The Board endeavored to deliver a significant portion of Mr. Hallal's compensation in the form of performance-based equity. Approximately 69% of the long-term equity incentives (LTIs) awarded to Mr. Hallal were performance-based (PSUs and stock options). Mr. Hallal was also granted time-based restricted stock units, like all other executives.
Overall, approximately 68% of Mr. Hallal's 2015 total direct compensation was delivered as performance-based compensation. Approximately 92% of Mr. Hallal's total direct compensation was variable, or at-risk, compensation based on our operating performance and/or stock price. See the graph below - "CEO Pay Mix."
Dr. Bell’s Retirement
On March 31, 2015, Dr. Bell, our principal founder and CEO, retired after having served as our CEO for 23 years. In connection with his retirement, we entered into a consulting agreement and a letter agreement with him. Dr. Bell continues to serve as the Chairman of our Board.
The consulting agreement provides that Dr. Bell will serve as a consultant from April 1, 2015 to March 31, 2016, which period was extended by its terms for an additional six months. During the initial consulting period, Dr. Bell receives a consulting fee of $2,250,000, and he’ll receive a consulting fee of $750,000 for the remaining 6 months of the consulting period. Under the consulting agreement, Dr. Bell will receive certain continued health and dental insurance coverage (or premium reimbursements for health or dental coverage obtained by Dr. Bell) for him and his dependents until he reaches the age of 65, or would have turned 65 in the event of his death and will have access to office space and secretarial assistance in support of his Alexion services.
The letter agreement provides for the pro rata payment of Dr. Bell’s 2015 annual cash incentive award based on the number of days he was employed, payable at target. His equity awards continue to vest in accordance with their terms while he remains a director. Under the terms of the letter agreement, if Dr. Bell’s service as a director ends under certain circumstances, or in the event of a change of control, his equity awards will become immediately vested (to the extent earned, in the case of any performance share units held by Dr. Bell) and his stock option awards will be exercised through their applicable expiration dates.
The Company initially entered into this arrangement with Dr. Bell to ensure his continued service to the Company during an important period of executive and company transition, and to consult on company strategic matters.

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Compensation Practices – What We Do And Don't Do
In February 2016, the Committee approved two changes to our compensation governance practices.

■
Excise Tax Gross-Ups Upon Change of Control. We eliminated all existing 280G tax gross-ups in all Alexion employment agreements. Prior the change, we had a policy of not entering into new 280G gross-up provisions since 2013.

■
Equity Acceleration Upon Change in Control. Long-term incentive awards granted in 2016 provide for accelerated vesting only if the executive is terminated without cause or resigns for “good reason” in connection with or during a specified period following a change of control of the Company. Previously, executive employment agreements provided for single-trigger acceleration for all awards following a change of control.

Below is a description of some of our other compensation practices that further highlight our commitment to compensation governance and paying for performance:

■
Pay for Performance Philosophy. The Committee regularly reviews the alignment of executive compensation and company performance. The Committee endeavors to deliver a substantial portion of an executive's compensation through performance-based compensation that is tied to financial and operational performance and stock price.

■
Stock Ownership Guidelines. Our NEOs are expected to acquire and hold Alexion stock worth three to five times their base salary within five years of appointment. Other executives and our directors are also expected to comply with stock ownership guidelines. Our requirements are in the highest range of our peers – see page 49. All NEOs and directors are currently in compliance with the guidelines.

■	Cap on Cash Incentives. Annual cash incentives are capped at 300% of target

■
Clawback Policy. We have adopted a clawback policy under which the incentive compensation of our CEO and his direct reports may be recovered by Alexion in the event of a financial restatement – see page 50

■	No Hedging or Pledging of Stock. All employees, including the NEOs, are prohibited from entering into any hedging or derivative transactions in our stock – see page 50

■	No Re-Pricing of Underwater Stock Options. Our equity incentive plan prohibits the repricing or

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exchange of stock options without shareholder approval.

■	Regular Review of Share Utilization. The Committee regularly reviews share utilization levels and Alexion's burn rate.

■	Perquisites. We provide limited perquisites to executives, and perquisites are also available to other employees.

■	Independent Compensation Consultant. The Committee retains an independent compensation consulting firm.

■
Review of Compensation Peer Group. Our peer group is reviewed annually by the Committee and adjusted, when necessary, to ensure that the peer group remains an appropriate comparison for our executive compensation program.

■	Review of Committee Charter. The Committee reviews its charter regularly to incorporate evolving governance practices.
Effect Of 2015 Say-On-Pay Vote
At the2015 Annual Meeting, approximately 99% of the votes cast on the advisory vote on executive compensation were in favor of Alexion's executive compensation disclosed in the proxy statement, which was a similar result of the say on pay vote at the 2014 meeting . These results convey strong shareholder support for Alexion's executive compensation programs and the Committee's decisions. The Committee did not make any significant adjustments to its executive compensation program during 2015 as a result of the vote.
While our shareholders have consistently overwhelmingly supported our compensation decisions, the Committee continues to regularly review, assess, and when appropriate adjust Alexion's compensation programs based on feedback from our shareholders or otherwise based on best practices and trends. The Committee will continue to take into account the results of the advisory vote at the 2016 Annual Meeting, as well as direct shareholder feedback, when making executive compensation decisions in the future.
Pay For Performance Summary
How Compensation is Linked to Performance
We believe that a significant portion of each executive's compensation should be variable and tied to the achievement of pre-established company and/or individual performance metrics, or an increase in our stock price. The Committee measures performance using several corporate, business and individual measures. We select the specific metrics because we believe that they are important to Alexion’s financial and operational success over the short- or long-term, as applicable. As we evaluate and implement our executive compensation program, we measure our performance in three primary ways:

■	Alexion's operating performance – particularly revenue performance and pipeline development – which is driven by and evaluated against annual objectives – see "2015 Business Highlights" on page 25

■	Alexion's return to our shareholders, compared against peers and also on an absolute basis – see "Shareholder Return" on page 26; and

■	Individual contributions that provide a concrete, identifiable impact on our success – see "Annual Cash Incentives - Drive Performance" on page 40.
How Does the Leadership and Compensation Committee Define Performance-based Compensation
As illustrated in the table below, in 2015, a substantial portion of each NEO's total actual compensation was delivered in the form of performance-based compensation.

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Note: Amounts disclosed above for Dr. Thiel exclude the change in pension value associated with Dr. Thiel's participation in the Swiss pension plan.
The Committee considers the following to be performance-based compensation:
2015 PSUs

■	Only earned if Alexion achieves pre-established financial metrics associated with revenue, non-GAAP EPS and TSR

■	The higher, or lower, Alexion's performance against these metrics, the greater, or lesser, the number of PSUs earned by the executive

■	Opportunity to earn a greater number of PSUs upon achievement of aggressive R&D milestones

■	TSR measured based on performance relative to Nasdaq Biotechnology Index

■	See "2015 Long-Term Incentive Awards – Align with Shareholders" on page 46

Stock Options

■	Part of our compensation program since inception

■	Widely used in our industry

■	Our industry requires long term capital investments and the rewards from those investments are at substantial risk or may not be realized for many years

■	A stock option has no value to the executive unless Alexion's stock price increases

■
The Committee strongly believes that stock options incentivize long-term performance. In order for the executives to realize meaningful compensation from stock options granted with a fair market value exercise price, the executive must create meaningful additional value and this can only be achieved with the methodical execution of operational objectives and exceptional performance over a sustained period of time

Annual Cash Incentives

■	Each NEO's cash incentive opportunity is based on the NEO's pre-established target, which ranges from 70% to 110% of base salary earned for 2015 (Dr. Bell's target was 125% for 2015)

■	The Committee determines the actual amount for the CEO based on the Committee's assessment of corporate performance and the CEO's performance

■	For the other NEOs, the Committee considers the CEO's assessment of each executive's performance and the CEO's compensation recommendations when determining the amounts to be paid

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■	The Committee does not use a formula to determine actual bonuses and retains discretion to award an amount higher or lower than target, but not more than 300% of the individual's target

■	For 2015 performance, the Committee strongly believed that the CEO's bonus should be paid meaningfully above target because:

_	Alexion exceeded rigorous corporate objectives as discussed below under "Annual Cash Incentives – Drive Performance"

_
Alexion transformed its operating business in 2015, broadened its commercial and development portfolio, and positioned itself for sustained strong growth with the Synageva acquisition and the approval of two new products

Executive Compensation Philosophy
The primary objective of Alexion's executive compensation programs is to attract, retain and incentivize the key executives necessary for Alexion's short- and long-term successful performance. As stated above, as it relates to our executive compensation programs, the Committee views performance as operating performance, return to shareholders and individual contributions.
The Committee considers and approves compensation programs based on our compensation philosophies, which include the following:
Attract, retain and incentivize

■	We are deeply committed to attracting and retaining industry-leading talented individuals to Alexion

■	Well-designed compensation programs incentivize our employees to achieve rigorous corporate and individual objectives that are important to our business and success

■	Our executive compensation program should reinforce our succession planning processes
Pay for performance; align with shareholders

■	Performance is measured by operating performance, return to shareholders and individual contributions

■
We establish competitive opportunities to incentivize high performance and deliver greater rewards when corporate and individual performance exceed expectations and lower compensation when corporate or individual performance falls short

■	The interests of our executives are linked to those of our shareholders through ownership of Alexion stock and holding Alexion-based equity awards
Competitive with peer group

■	We believe that compensation paid by market peers matters

■	When we set targets, or determine payouts, we evaluate the practices of our peers to validate that Alexion is competitive with other companies who compete with us for talent

■	We carefully review our peer group each year, including an assessment of the companies from which we have recently hired executive-level employees
Balanced combination of compensation elements

■	We strive for an appropriate balance between cash and equity incentives

■	The annual cash incentive is intended to motivate individuals to successfully execute on short-term operational objectives

■	Equity incentives are intended to focus executives on the long-term success of the organization, as well as, in the case of PSUs, the achievement of pre-established performance metrics

■
The actions of an executive can and should influence the ultimate value of a long-term incentive equity (LTI) award and greater value should be realized by the executive if he or she is focused on long-term outcomes – decisions and actions today may impact Alexion

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performance years from now. LTIs are intended to drive executive accountability for Alexion's long-term performance by delivering greater, or lesser, value in the future

■	We do not provide perquisites to executives that are not also available to other employees (e.g. relocation)
Fair and consistent

■	We are committed to making the overall structure of our compensation programs similar across our global organization, taking into account level, geography and local considerations

■	We strive to develop compensation and reward opportunities for all employees based on responsibility and performance
Our Process
Key Decisions
The Committee approved 2015 (i) base salaries, (ii) annual cash incentive targets, and (iii) LTI awards, including PSUs, stock options and restricted stock units in February 2015 for the NEOs. In March 2015, as described above, the Board approved certain changes to Mr. Hallal’s compensation in connection with his becoming our CEO and also approved new arrangements with Dr. Bell in connection with his retirement. The Committee also reviewed and approved adjustments to the PSUs as a result of the Synageva acquisition in August 2015.
In February 2016, the Committee reviewed company and individual performance for 2015 and determined the actual 2015 cash incentive bonus payment for all NEOs. Dr. Bell's cash incentive payment was fixed at target of base 2015 earnings at the time of his retirement.
Role of the Leadership and Compensation Committee
The Committee determines the compensation of Alexion's executive officers and approves and evaluates Alexion's compensation programs. The

Committee makes its executive compensation decisions based on many factors, including:

■	Its review of the corporate results against stated and Board-approved weighted corporate objectives, assigning a performance rating versus 100% of target

■
The Board's rating of the CEO's performance is also considered. The CEO's objectives are substantially based on the corporate objectives and take into consideration TSR performance as well as the CEO's accomplishments addressing unforeseen events which contribute to our overall performance

■
An annual benchmarking exercise to obtain competitive market information and compare each executive's compensation to that of individuals in similar positions at Alexion's self-selected peer group of companies

■	The CEO's assessment of the performance of his direct reports measured against their objectives

■	The CEO's compensation recommendations for his direct reports
Role of Executives in 2015 Compensation Decisions
No NEO participates in discussions about or makes recommendations with respect to his or her own compensation.
A small number of executives typically attend Committee meetings, including our CEO, and Chief Human Resources Officer, or CHRO.
The CEO, with limited staff and management support, works with the Committee and our compensation adviser to develop compensation recommendations for the NEOs other than himself. The CEO discusses his evaluation of the individual performance of the other NEOs. The Committee, however, is responsible for making all decisions regarding the compensation of the other NEOs.
The Committee is responsible for evaluating and determining the CEO's compensation and works directly with the compensation adviser, as

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discussed below, with limited support from Alexion staff. The CEO is not present when the Committee discusses and approves his compensation.
Role of the Compensation Adviser
According to its charter, the Committee is authorized to retain and terminate consultants to assist it in any aspect of the evaluation of CEO or executive officer compensation, and approve such consultant's fees and retention terms. The Committee also has authority to obtain advice from internal or external legal and other advisors. The Committee retained Radford, the Life Sciences Compensation Consulting practice of Aon Hewitt, a business unit of Aon plc, as its compensation consultant to advise on 2015 executive compensation matters.
Radford provides analysis, research, data, peer and competitive information, survey information and program-design experience in evaluating and developing Alexion's compensation programs for executives as well as incentive programs. Radford also keeps the Committee informed of market trends and developments. Representatives of Radford generally attend meetings of the Committee and communicate with the Committee chairman between meetings. The Committee, however, makes all decisions regarding the compensation of our executive officers.
The Committee retained Radford in 2015 after assessing its independence, taking into account many factors, including:

■	any other services Radford provides to Alexion;

■	the amount of fees received from Alexion by Radford as a percentage of Radford's total revenue;

■	Radford's conflicts of interest policies and procedures;

■	any business or personal relationship of a Radford consultant with a member of the Committee;

■	any Alexion stock owned by a Radford consultant; and

■	any business or personal relationship of a consultant and Radford with our executive officers.
The Committee believes that Radford is independent and that there are no conflicts of interest that would impact the advice to the Committee from Radford and the representatives of Radford who advise the Committee on executive compensation matters.
The Elements Of Compensation And Why We Pay
The three primary elements of compensation paid to our NEOs are base salary, annual cash incentive bonus and LTIs. Our executives also receive other compensation that is generally available to other employees, such as 401(k) matching contributions, and relocation benefits. They are also able to participate in Alexion's non-qualified deferred compensation plan along with other eligible employees of Alexion, under which we provide a matching contribution for amounts deferred up to 6%.
The Committee believes that each element of compensation should be used in a manner that drives certain conduct, recognizing that different elements may be effectively used to drive different conduct.

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Compensation Element	Primary Purpose
Base salary	Provide a secure, fixed amount of compensation to attract and retain executive officers.
Annual cash incentives	Motivate executives to achieve short-term, annual goals and performance.
Long-term incentive awards	Align the interests of our executives with those of our shareholders, to retain talent, and to motivate executives to achieve longer-term success.

The charts below describe the mix of total cash compensation and total compensation for our NEOs, other than Dr. Bell.

Note: Total Cash and Total Compensation above does not include Special Bonuses or Other Compensation. See a full description of these amounts in the Summary Compensation Table.

In making compensation determinations, the Committee considers each individual element of compensation relative to the total direct compensation awarded to an NEO, and whether the compensation package as a whole is aligned with Alexion's executive compensation philosophy and market practice.
The Committee monitors the risks associated with our executive compensation programs and individual compensation decisions. We have concluded that it is within our ability to effectively monitor and manage risks associated with our compensation policies and practices and that the risks are not reasonably likely to have a material adverse effect on Alexion.
Each component of our compensation program is discussed in greater detail below, including the rationale for 2015 compensation decisions.

Assessing the Competitive Marketplace and Alexion's Peer Group
Radford assists the Committee in its compensation decisions by, among other things, providing market compensation information that reflects the executive compensation practices and levels across similar positions and a large sampling of companies. Radford utilizes compensation surveys to assess market information, including compensation surveys prepared by Towers Watson, US Mercer SIRS and also by Radford. In addition, the Committee considers the pay and practices at a peer group of companies when making executive compensation decisions.
How the Peer Group is Used
The Committee uses the peer group in the following ways:

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■	As input to determine base salary, annual incentive target, annual cash incentive, awards actually paid and the approximate grant-date value and form of long-term incentive awards;

■	As input to determine total direct compensation;

■	As input to develop the form and mix of equity awards;

■	To assess whether Alexion’s executive compensation programs are aligned with Company performance;

■	As input for designing the compensation programs; and

■	To assess incentive plan burn rate, overhang and equity expense.
The peer group information is a key reference point for the Committee. Generally, the Committee targets cash compensation at approximately the median and LTIs at higher levels.
The Committee, however, does not adopt peer group targets as strict boundaries when making its decisions, and will award amounts greater or lower than the targets. The Committee allocates the level of opportunity and the mix of compensation elements in this way to provide expected total direct compensation opportunities greater than the median of the peer group, which it believes is the right level to incentivize exceptional performance.

The Committee chooses to target LTI values at higher levels because it believes this level establishes the right performance incentives. Approximately 72% of NEO total compensation (excluding Dr. Bell) was delivered in the form of long-term equity, and approximately 27% of this amount as PSUs in 2015. Thus, a significant portion of the value of an NEO's compensation - 72% - is dependent on stock value and the achievement of key performance goals. As a result, an NEO's opportunity to realize greater pay directly correlates to Alexion's performance and the creation of shareholder value.
The Committee believes that the Company's strong operational performance and stock performance over the last several years validates this pay-for-performance approach of setting LTI targets above the median.
Peer Group Selection Criteria
The Committee develops the peer group based on the criteria listed below, together with input from Radford. The Committee strives to select companies that are of similar size (revenues, market capitalization, number of employees), are organized like Alexion, and operate similarly (global presence, orphan disease focus). While the Committee endeavors to select peer companies that exhibit all criteria set forth below, it recognizes that it cannot develop a peer group in which all companies satisfy all criteria.

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Consideration	Purpose
Recruiting	A peer company should operate in the biotechnology or pharmaceutical industry and should compete with Alexion for talent.
Annual Revenues	Generally, companies with similar revenues to Alexion (between 0.3x and 3x Alexion revenues) are operating businesses of a similar commercial complexity.
Market Capitalization
Generally, companies with market capitalizations similar to Alexion’s (between 0.3x and 3x Alexion's market capitalization) are established, mature businesses that have expected revenue growth and anticipated pipeline achievements.

Global Presence	A peer company should conduct global commercial operations. We look at the percent of revenues attributed to non-U.S. sales and consider companies with worldwide operations.
Number of Employees	The number of individuals employed by a peer company tends to be a reflection of the organization’s operational complexity. We target between 500 and 5,000 employees.
Orphan Disease Focus	A peer company should be exclusively focused on the development and commercialization of therapeutic products for ultra-rare diseases.

Radford assists the Committee in developing the peer group. Radford initially filters the peer group by applying the parameters described in the table above.
The initial filter performed by Radford identifies many companies that are not reflective of Alexion's size or operations, but generally satisfy at least one of either the revenue or market capitalization criteria. Radford expands beyond the defined criteria to identify companies that may be appropriate given industry and organizational complexity and companies used by proxy advisors to assess CEO pay for Alexion. Although the Committee emphasizes revenue and market capitalization as important indicators of a company's similarities to Alexion, the Committee does not strictly or solely use revenue or market capitalization to determine the peer group. The Committee does not believe that a peer company should be a peer solely due to similar revenues or market capitalization, which would ignore many companies that compete with Alexion for talent, or conduct operations in a similar manner.
Radford and the Committee review the list of companies identified using the stated parameters to determine which companies are most similar to Alexion. The lack of similarity of a peer company to Alexion with respect to any single factor stated above is not by design, but rather because there is not a sufficient number of companies that are similar to Alexion with respect to such factor. For example, not all companies in Alexion's peer group have a rare disease focus. The Committee believes that it is not possible to eliminate differences entirely and recognizes the possibility that shifts in Alexion's peer group selection could influence executive compensation decisions. The Committee seeks to mitigate this risk by not relying entirely on any one or two factors, such as revenue and market capitalization. The Committee believes that reliance on one or two factors alone would result in selecting a number of peers with little else in common with Alexion.
The Committee believes that the considerations listed above results in a balanced and representative peer group taking into account Alexion's operations and size. The Committee includes peers that are both larger and smaller than Alexion, in terms of both revenue and market capitalization. The Committee strongly believes that approximately half of the peers should be larger than Alexion, either in terms of revenue or market capitalization or both, to ensure that our pay programs are competitive with companies that hire and retain individuals with the skills and

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experience that we seek. Although this approach could result in higher pay outcomes, the Committee believes that its approach is appropriate because it is critically important to Alexion's performance to hire and retain highly talented, specialized and experienced employees. These individuals typically join Alexion from larger biotechnology and pharmaceutical companies. The Committee believes that its approach has served both Alexion and its shareholders very well, as demonstrated by Alexion's long-term strong operational performance and high shareholder return. Since 2012, Alexion has increased its global workforce by approximately 30% year over year and a large portion of our research, development, manufacturing and commercial employees hired since 2012 have joined Alexion from large pharmaceutical or biopharmaceutical companies.

Peer Groups
The Committee compares the compensation of each NEO to similar positions within the peer group. The Committee also takes into account various factors such as the unique characteristics of the individual's position, and any succession and retention considerations.
The Committee performed two peer group analyses to assist in its 2015 decision-making:

■	2014 Analysis: used to determine 2015 base salaries, targets for annual incentive awards, and LTI awards.

■	2015 Analysis: used to determine actual 2015 annual cash incentive payment.

2014 Peer Group
The peer group used by the Committee to assist in the determination of 2015 base salaries, targets for annual incentive awards, and target LTI awards, was comprised of the following 13 companies:

Allergan, Inc.	Forest Laboratories, Inc.	United Therapeutics Corporation
Biogen Idec, Inc.	Gilead Sciences, Inc.	Valeant Pharmaceuticals, Inc.
BioMarin Pharmaceutical, Inc.	Jazz Pharmaceuticals, Inc.	Vertex Pharmaceuticals, Inc.
Celgene Corporation	Regeneron Pharmaceuticals, Inc.
Cubist Pharmaceuticals, Inc.	Shire plc

In evaluating the 2014 peer group, the Committee did not make any adjustments to the existing peer group. While the Committee considered 17 additional companies in its review based on the Committee's peer group criteria, with particular emphasis on revenues and market capitalization, it determined that the existing peer group was an appropriate representation of the company's peers.

2015 Peer Group
In evaluating the 2015 peer group, the Committee endeavored to increase the size of the peer group in light of past and anticipated industry consolidations. The Committee considered each company in the existing peer group and 17 additional companies in its review. Two companies from the existing peer group of 13 were removed due to acquisitions and the Committee decided to add five companies - Abbvie, Alkermes, Allergan plc (formerly Actavis), Amgen and Incyte - which were a mix of larger (3) and smaller peers (2). As a result of these changes, the peer group was increased to 16, with all but two reporting revenues outside the US. In addition, all peers but two met at least one of the revenue and market capitalization criteria.

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The peer group used by the Committee as one factor when it determined 2015 annual cash incentive payments included the following 16 companies:

AbbVie	BioMarin Pharmaceutical, Inc.	Shire plc
Alkermes	Celgene Corporation	United Therapeutics Corporation
Allergan Inc.	Gilead Sciences, Inc.	Valeant Pharmaceuticals, Inc.
Allergan plc (formerly Actavis)	Incyte Corporation	Vertex Pharmaceuticals, Inc.
Amgen	Jazz Pharmaceuticals, Inc.
Biogen Idec, Inc.	Regeneron Pharmaceuticals, Inc.

Elements Of 2015 Named Executive Officer Compensation
As a baseline for awarding compensation and prior to making annual executive compensation decisions, the Committee evaluates Alexion's performance for the prior year by assessing if, and the extent to which, Alexion achieved or failed to achieve the corporate goals approved by the Committee and the Board of Directors for that year. To assist in the determination of (a) 2015 base salaries, (b) 2015 targets for annual cash incentives, and (c) the target value of 2015 LTIs, including PSUs, the Committee evaluated Alexion's 2014 performance in February of 2015. The Committee determined that Alexion exceeded its corporate objectives and achieved 131.5% of its approved corporate goals for 2014. Specifically, performance milestones included the following:

■	Increased net product sales 44% from the previous year.

■	Increased non-GAAP net income by 71%.

■	Significant development and regulatory achievements, including an expanded label for aHUS, the filing of a rolling BLA for Strensiq, and enrollment in a number of Soliris clinical trials.

■	Alexion's 1-, 3- and 5- year annualized TSR through December 31, 2014 was 39%, 37% and 51%, respectively

Actual annual cash incentives for 2015 were approved in February 2016 and are discussed in more detail below.
Base Salaries Should be Competitive with Peers
Base salary represents a secure, fixed component of an executive's compensation. Determinations of base salary levels for our executives are established based on the position, the scope of responsibilities, and the prior relevant background, training and experience of each individual. Base salaries are evaluated annually for possible merit increases and take into account an annual review of marketplace competitiveness as compared to the peer group. The Committee believes that the merit and other increases approved for 2015 base salary for the NEOs reflects strong operational performance, both company and individual, as well as market competitiveness.
Consistent with previous annual base salary evaluations, the Committee determined that if merit increases are appropriate, 2015 base salaries for the NEOs should be within approximately 10% of the market median of Alexion's peer group. The merit and other increases in base salary for the NEOs, detailed in the table below, were approved by the Committee in February 2015 to achieve this desired level. Mr. Hallal's base salary in connection with his promotion to CEO was approved in March 2015.

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Named Executive Officer	2014 Base Salary(1)	2015 Base Salary(1)	% Change
Leonard Bell, M.D.(2)	$1,280,000	$1,370,000	7.0%
David Hallal (3)	$750,000	$1,100,000	46.7%
Vikas Sinha, M.B.A., C.A.	$640,000	$670,000	4.7%
Clare Carmichael	$550,000	$570,000	3.6%
Martin Mackay, Ph.D.	$650,000	$670,000	3.1%
John Moriarty, J.D.	$550,000	$570,000	3.6%
Carsten Thiel, Ph.D.	CHF 650,000	CHF 675,000	3.8%

(1)	Amounts represent the executive's annual base salary as of the end of the year, as approved by the Committee. Amounts may not reflect actual earnings.

(2)	In February 2015, the Committee increased Dr. Bell's base salary to $1,370,000. Dr. Bell retired as CEO on March 31, 2015.

(3)
In February 2015, Mr. Hallal's base salary was increased to $900,000. At the time, Mr. Hallal was Alexion's Chief Operating Officer. In April 2015, Mr. Hallal's base salary increased to $1,100,000 in connection with his promotion to CEO.

Mr. Hallal. In January 2015, Alexion announced the retirement of Dr. Bell as Alexion's CEO, and the appointment of Mr. Hallal as CEO, effective April 1, 2015. Mr. Hallal had been serving as Alexion's Chief Operating Officer since September 2014. In February 2015, the Committee decided to increase Mr. Hallal's compensation in anticipation of his appointment to CEO. The Committee reviewed both COO base salary and expected CEO salary for Mr. Hallal and made its compensation determinations based on Mr. Hallal's expected appointment to CEO. In February 2015, the Committee increased Mr. Hallal's base salary from $750,000 to $900,000, and in March 2015, the Committee increased Mr. Hallal's salary to $1,100,000 in connection with his appointment as CEO. The Committee targeted base salary, and total cash compensation, below the median of the peer group for Mr. Hallal to take into account the fact that this was Mr. Hallal's initial appointment in a chief executive role. Over time, the Committee may target the median level of cash compensation for Mr. Hallal, which is generally the Committee's target.
Dr. Bell. The Committee increased Dr. Bell's base salary by approximately 7%, which was at approximately the median of the peer group and consistent with prior year increases (between

7-9% each year since 2012). On a pro-rated basis, the adjustment represented an increase of $22,500. The Committee determined that the increase was appropriate because the adjustment was consistent with prior practices of targeting the median for Dr. Bell's salary, and taking into account Dr. Bell's experience as a long-tenured CEO and his expected service as CEO for a portion of the year.
Other NEOs. In 2015, the Committee approved base salary increases between 3.1% - 4.7% for the NEOs other than Mr. Hallal and Dr. Bell. The Committee determined that merit increases were appropriate at these levels and approved the increases in the table above based on a review of market and peer group data for each executive, the Committee's desire to achieve relative parity among executives of similar level or responsibility, and each executive's performance and role at the company.
Annual Cash Incentives – Drive Performance
Summary
We pay annual cash incentive bonuses to drive the achievement of strong annual performance. The Committee endeavors to deliver a meaningful portion of cash compensation in the form of annual

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cash incentives. The Committee believes that doing so is critical because the opportunity for a meaningful cash award will, together with strong management and accountability, drive executives to individually and collectively achieve and exceed Alexion's annual objectives. For 2015, the actual annual cash incentive comprised:

■	Approximately 12.6% of NEO (other than Dr. Bell) total direct compensation, and

■	Approximately 54% of NEO (other than Dr. Bell) cash compensation.
The Committee established the following annual cash incentive targets as a percentage of base salary for 2015: 125% for Dr. Bell, 80% for Mr. Hallal, and 70% for Ms. Carmichael, Dr. Mackay, Mr. Moriarty, Mr. Sinha, and Dr. Thiel. In connection with Mr. Hallal's promotion to CEO, his incentive target was increased to 110% in March 2015.
How and Why We Set Aggressive Objectives
At the beginning of each fiscal year, Alexion's leadership undertakes an objective-setting exercise and identifies operational and financial priorities that in their judgment will strengthen Alexion's short- and long-term performance, position Alexion to execute on its strategic plan, and also create value for our shareholders. The objectives that the CEO recommends are aggressive and detailed. The objectives are reviewed, discussed and approved by the Board of Directors and the Committee. During each regularly scheduled meeting of the Board, management discusses the Company's performance and its progress against the objectives.
The objectives are "aggressive" because they are set at targets and levels that the CEO believes require exceptional cross-functional performance and execution to achieve. Most objectives are detailed and granular, structured to drive performance to achieve a specific milestone which has been identified as integral to Alexion's operations. Executives are directly responsible and held accountable for managing their organizations to perform against these corporate objectives. The 2015 corporate objectives covered all aspects of

Alexion's business, and focused on four key areas: (1) commercial operations, (2) research and development, (3) quality, manufacturing, supply and distribution, and (4) global execution, including financial objectives.
How the Committee Uses Discretion
The Committee adheres to a philosophy of using aggressive goal-setting to drive performance and incentivize employees, including our executives, which the Committee believes best positions Alexion to achieve critical accomplishments. The Committee considered this approach to goal-setting when deciding 2015 annual cash incentives. In early 2016, the Committee reviewed the level of achievement of the corporate objectives. The level of achievement of the corporate objectives, 136.5% for 2015, as described in more detail below on page 43, does not necessarily mathematically and formulaically result in the annual cash incentive amount awarded by the Committee to an NEO. An NEO may receive more or less than the amount that results from achievement of the corporate objectives multiplied by his or her target based on a number of considerations, including for example, company performance, specified individual achievements, market data, or the individual's contributions addressing unforeseen events. The Committee believes that to date, its approach has served both Alexion and its shareholders extremely well.
The Committee has considered and discussed whether annual cash incentives should be formulaic and calculated based solely on quantitative determinations, whereby each objective is assigned a value and weight and the executive would receive a fixed pre-determined amount based on the objective achievement and level of achievement. The Committee did not adopt a formulaic methodology because it believes that its approach to goal-setting has resulted in high individual and Company performance and has aligned well with the way in which the Company's business is managed. Alexion is a high-growth global organization, and solid execution on aggressive objectives has resulted in substantial value creation for our shareholders. See "Shareholder Return" on page 26.
Decisions are Balanced

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When determining the actual amount to be awarded to an NEO under an annual cash incentive award, the Committee's use of discretion is qualified by the following governance and other factors to ensure that pay is commensurate with performance:

■	No amount of the annual cash incentive is guaranteed, other than for Dr. Bell in connection with his retirement

■	The annual cash incentive is capped at 300% of the executive's target

■	100% of the annual cash incentive is at risk

■	Pay decisions are made by a Committee of independent directors

■	The Company presents its executive compensation program to shareholders every year for consideration, and our program reflects shareholder feedback

■	Although an annual incentive measures annual performance, the Committee and the Board also review the Company's 1, 3 and 5-Year TSR regularly to assess company performance over the long term
2015 Objectives
Review and evaluation by the Committee of the achievement of the pre-determined annual corporate goals is of primary importance when determining an executive's annual incentive award. As described above, the corporate objectives for 2015 are separated into four categories. A relative weight is assigned to each of the four categories. In February 2016, prior to approving 2015 incentive bonuses, the Committee evaluated Alexion's 2015 performance against the corporate objectives approved by the Committee and the Board of Directors for 2015 and determined that the 2015 corporate objectives in the aggregate were achieved at 136.5% of target.
In assessing performance, the Committee recognized that 2015 was a transformative year for Alexion and execution of key corporate objectives and priorities during 2015 are expected to provide long-term value to shareholders, the Company and to patients. Specifically, key 2015 achievements included the negotiation and consummation of the acquisition of Synageva BioPharma, and the subsequent integration of that business into Alexion's operations, as well as the approval of two new products, Strensiq and Kanuma, which transitioned Alexion from a single product to a three product company. The Committee believed that the achievements of 2015 positioned Alexion's business for sustained long-term growth, with the opportunity to diversify product revenues and advance its robust rare disease pipeline. In assessing 2015 performance, the Committee also recognized and considered the challenges in 2015, including foreign currency headwinds, and industry and market and industry pressures. Despite the market volatility, and continuing pressures, the Committee believed that the Company and executives performed at a high level by executing on aggressive objectives.
Below are the 2015 corporate objectives and the percentage achievement as determined by the Committee:

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Corporate Objective(1)	Weight	Achievement
Commercial Operations	50%	140% Overachieved
Specific global revenue target; specific regional revenue targets for PNH, aHUS, and HPP; specific global and regional targets for the number of patients treated with Soliris and Strensiq
Research and Development	20%	135% Overachieved
Obtain asfotase alfa approvals in U.S., Europe and Japan; complete and advance enrollment in eculizumab registration studies for 3 conditions; complete site initiation and dosing of certain number of patients for ALXN1210; obtain sebelipase approvals in U.S. and Europe; report SBC-103 and ALXN 1007 data; achieve initiation or enrollment for a number of product candidates; advance collaboration product candidates

Quality, Manufacturing, Supply, and Distribution	10%	125% Overachieved
Ensure ongoing supply for clinical and commercial products; achieve milestones for new Alexion facilities in Ireland; achieve regulatory inspection compliance and ensure global compliance for all GLP, GCP and GMP requirements; implement manufacturing and quality integration plan for Kanuma; support regulatory approval processes for Strensiq and Kanuma

Global Execution	20%	135% Overachieved
Maintain and hire global talented workforce and leadership; implement global human resources training initiatives; successfully integrate Synageva business; develop or update global compliance policies, code of conduct and related programs; prepare and file new patent applications; ensure full cooperation with SEC/DOJ investigation; maintain global pricing and reimbursement programs and execute strategy for new products; complete specified number of strategic transactions; succession planning; develop multi-year plans for IT activities; execute Synageva integration IT network; mitigate foreign exchange volatility; raise financing for acquisition; support business and geographic expansion and infrastructure; limit operating expenses to a budgeted target; achieve a target pre-tax profit and cash balance

Total:	100%	136.5%

(1)
We have not disclosed the target numbers or actual performance against each target. We believe that disclosing such detail will result in competitive harm to us. Such information represents confidential business information that could place us at a competitive disadvantage because it provides insight into our long-term strategic plan and financial objectives.

2015 Payouts
In considering the actual amount of the annual incentive award for each executive, the Committee considered several factors, including:

■	the NEO's incentive target

■	the Committee's assessment of Alexion's 2015 performance

■	the Committee's assessment of the NEO's performance against the corporate goals

■	the CEO's recommendations for the other NEOs

■	each NEO's total compensation compared to individuals in similar positions at the peer group

■	each NEO's contributions in resolving unanticipated matters
Prior to the February 2016 Committee meeting approving 2016 annual cash incentives, Mr. Hallal reviewed in detail the individual performance of each NEO, excluding himself, and considered each

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individual's 2015 contributions. In making his recommendations, Mr. Hallal worked closely with the Committee and received limited support from staff and other members of management.
Mr. Hallal recommended annual cash incentives for the other NEOs based on strong individual and corporate performance in 2015. See "2015 Business Highlights" on page 25 and "Shareholder

Return" page 26. The Committee discussed Mr. Hallal's recommendations for the other NEOs and determined that annual cash incentive amounts for the NEOs, including Mr. Hallal, should reflect Alexion's strong 2015 performance and recognition of its significant achievements. The Committee approved the following annual cash incentive payments for 2015 performance:

Named Executive Officer	2015 Target	Annual Cash Incentive Paid February 12, 2016	% of Target
Leonard Bell, M.D.	125%	$428,125	100%(1)
David Hallal (2)	110%	$1,815,000	150%
Vikas Sinha, M.B.A., C.A.	70%	$700,000	149%
Clare Carmichael	70%	$560,000	140%
Martin Mackay, Ph.D	70%	$700,000	149%
John Moriarty, J.D.	70%	$560,000	140%
Carsten Thiel, Ph.D.	70%	CHF 623,000	132%

(1)	In connection with his retirement, Dr. Bell received a pro rata bonus at target based on the number of days he was employed.

(2)
In April 2015, Mr. Hallal's base bonus target was increased to 110% in connection with his promotion to Chief Executive Officer. The figures within this table are reflective of his adjusted target level post-promotion.

In addition to considering Company performance, the Committee made its decisions to award 2015 annual cash incentives based on the performance of each NEO and the NEO's contributions in achieving the corporate objectives.
Mr. Hallal. Mr. Hallal's leadership and contributions were integral to the Company's 2015 successes. Mr. Hallal assumed the CEO position in April 2015 after having served as our COO. In 2015, the Company achieved 29% growth in volume for Soliris. Alexion completed the acquisition of Synageva and successfully integrated its operations, which was essential to ensure that Kanuma would be available to patients in 2016. Alexion obtained two new product approvals in 2015, the second and third new products in Alexion's history. Mr. Hallal oversaw the implementation of significant organizational changes in anticipation of launching Alexion's second product, and managed the continuous expansion of the Company's organizational capabilities. The Company also made important pipeline advances, including completing enrollment in two registration trials, and announcing initial clinical data for 3 product candidates. Alexion's 1-Year TSR was 3%, an outcome which was impacted by substantial industry and market pressures, and foreign currency exchange rates. Mr. Hallal has demonstrated strong leadership, which was particularly important with the retirement of Dr. Bell and the Company's leadership transition.
Mr. Sinha. Mr. Sinha was recognized for another year of high individual and company performance, executing financial management objectives and

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also leading key organizational initiatives. Mr. Sinha oversaw the financing of the Synageva acquisition, and the integration of Synageva's financial, IT and other functions. Mr. Sinha's contributions to financial management included disciplined management of expenses, which was made more complex with the acquisition, and continued management of foreign currency volatility. Mr. Sinha led a number of initiatives in Finance and IT that are expanding organizational capabilities and infrastructure to support future operations and growth. Alexion achieved net income and other financial objectives, despite foreign currency headwinds, macroeconomic conditions, and unbudgeted expenses.
Ms. Carmichael. Ms. Carmichael leads Alexion's global Human Resources function. In 2015, Ms. Carmichael and her organization led or supported a number of global execution corporate objectives. Ms. Carmichael was integral to the Synageva integration, which required rapid identification and retention of key personnel, and effective knowledge transfer and retention to ensure that Alexion was best positioned to obtain marketing approval of Kanuma. Ms. Carmichael oversees hiring and onboarding and the Company identified and hired a number of individuals for key positions in 2015, including leadership positions across expanding functions and geographies. She oversaw or played a key role in the implementation of multiple organizational initiatives to enhance people and leader development, and build corporate identity, including a global employee engagement survey and subsequent action plan, leadership development and training, and corporate cultural and values alignment.
Dr. Mackay. Dr. Mackay played an integral role in product approvals for Strensiq and Kanuma and with strong labels that enable the Company to effectively serve more patients. Dr. Mackay and his team also completed enrollment in two Phase 3 registration trials for Soliris (MG and DGF), where results will be reported in 2016 and if positive, would enable Alexion to proceed with submissions in 2016. In 2015, Alexion announced clinical data for three product candidates, including ALXN 1210. Execution on 2015 R&D corporate objectives positions Alexion for multiple catalysts in 2016, including data readouts, the initiation of 2-4 registration trials, and completing enrollment in one registration trial. Dr. Mackay and his team oversee the progression of Alexion's broad and innovative pipeline, which is at its strongest position in the Company's history.
Mr. Moriarty. Mr. Moriarty oversees Alexion's Legal and Communications functions. In 2015, Mr. Moriarty and his team led or supported a number of global execution objectives. Through expanding the Company's intellectual property capabilities, the Company bolstered its global protections by filing or obtaining patents for a number of Alexion innovations, including a composition of matter patent for ALXN 1210. Mr. Moriarty collaborated with several other functions, including Compliance, Human Resources and Commercial to implement a number of key corporate initiatives and policies in 2015. He is the Alexion executive responsible for the day-to-day management of the SEC/DOJ investigation to ensure full cooperation with the agencies, and he acts as the Company's liaison with the Board of Directors for the investigation. Mr. Moriarty's team also oversaw the Company's global communications initiatives for Strensiq and Kanuma. As the Company's most senior attorney he was a key advisor during the negotiation and consummation of the Synageva acquisition, and both the Legal and Communications teams played important roles integrating Synageva's business.
Dr. Thiel. At the beginning of 2015, Dr, Thiel was located in Switzerland as head of that office, and was responsible for commercial operations in Europe, the Middle East and Asia-Pacific, other than Japan. During 2015, Dr. Thiel assumed the role of Chief Commercial Officer, relocating to New Haven, and became responsible for worldwide commercial operations. Dr. Thiel oversees the growth of Alexion's complement franchise and is responsible for the Strensiq and Kanuma launches. In 2015, the Company achieved 29% growth in volume for PNH and aHUS and 29% overall growth in year-on-year

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total revenues on a constant currency basis. Dr. Thiel led global commercial initiatives to harmonize marketing strategies and field team deployment and execution for the Kanuma and Strensiq launches. He expanded global commercial capabilities within Alexion's existing structure to position the Company for its next stage of growth beginning in 2016.
Special Bonuses
In light of their contributions to the Synageva acquisition and integration, the Committee awarded each of Mr. Sinha and Ms. Carmichael an additional recognition bonus of $50,000.
2015 Long-Term Incentive Awards – Align with Shareholders
The Committee reviews and approves LTI grant guidelines for all positions and levels throughout the global organization other than senior executives (senior vice presidents and above). The LTI grant guidelines are established to ensure that Alexion's grant practices are competitive in each country where our employees are located. We review market data by position, level and geographic region and establish guidelines and award values that we believe enable us to attract, retain and motivate a talented, values driven workforce.
The Committee has not established LTI grant guidelines for our executives, including our NEOs. Together with the compensation adviser, the Committee evaluates each executive's award levels compared to market peers. In determining LTI awards for executives, the Committee considers:

■	the peer group market data;

■	the individual's contribution and potential contribution to Alexion's growth and financial results;

■	the value of proposed awards;

■	corporate performance; and

■	the individual's level of responsibility within Alexion.

As is the case when the amount of base salary and annual cash incentive opportunity is determined, when determining LTI values, a review of all the executive's compensation is conducted to ensure that an executive's total compensation conforms to our overall philosophy and objectives.
In 2015, LTIs were delivered as PSUs, stock options and restricted stock units. The Committee approved LTIs for the NEOs in the amounts set forth in the table under the heading "Grants of Plan-Based Awards."
Performance Share Units (PSUs).
The Committee introduced performance share units (PSUs) to our compensation program in 2013 to supplement Alexion’s performance-based compensation. In 2015, the Committee reviewed the PSU program and decided to maintain the existing overall design, except that the TSR portion would comprise 20% of the overall value at target (instead of 10%) and vice-president level employees would participate in the program, but would not receive TSR-PSU Awards. In August 2015, following the Synageva acquisition, the Committee finalized the EPS metric to more closely resemble the design of the revenue metric to exclude the effects of the acquisition, an out of the ordinary event, which ensured that the plan design was maintained so as to incentivize participants, including the executives, to achieve the operational and R&D targets. The PSUs granted in 2015 had the following features:

■
The 2015 PSUs are only earned if pre-established financial targets are achieved and the Company's share performance is aligned with or exceeds the performance of the Nasdaq Biotechnology Index, which we view as a relevant and appropriate benchmark.

■
Eighty percent (80%) of the PSUs that could be earned had a one-year performance period with the amount actually earned dependent upon the achievement of Alexion's revenue and non-GAAP EPS targets ("operational performance"), which were equally weighted. See Appendix A

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	46

attached to this proxy statement for a full reconciliation of non-GAAP results.

■
Twenty percent (20%) of the PSUs that could be earned had a three-year performance period with the amount actually earned dependent on Alexion's relative TSR performance compared to the Nasdaq Biotechnology Index over this three-year period.

■
A performance multiplier ranging from 1.25 to 3.00 could be applied to shares earned as a result of achievement of the operational metrics based on the satisfaction of one to three R&D milestones. The milestones were each selected to incentivize executives to achieve aggressive R&D milestones.

We place significant weight on corporate revenue and non-GAAP EPS to measure Alexion's performance. We also believe that our shareholders and analysts rely heavily on the same financial metrics to understand the underlying condition, and the performance of, our business. The Committee believes revenue and non-GAAP EPS were the best metrics to incentivize executive performance for our long-term equity awards, because:

■	Until the second half of 2015, substantially all of Alexion's revenue was attributed to Soliris, and at the time the plan design was decided, Alexion's revenue performance was attributed to the commercial performance of Soliris, which measured commercial execution.

■
Commensurate with our commercial success and investment in Alexion's future, almost all aspects of our business are growing and how effectively we execute financial planning and financial discipline is a strong indicator of company performance, measured in its impact on non-GAAP EPS.

■
The Committee decided that setting performance objectives using these metrics would be reliable indicators of company performance, since based on past experience revenues would grow commensurate with growth in the number of patients receiving our products and non-GAAP EPS would increase commensurate with execution of a financial plan and financial discipline considering the capital necessary to operate our expanding global business.

The following table shows the performance metrics and weighting that the Committee set for our 2015 PSUs and our degree of attainment of these goals.

Goal	Performance Range
	Threshold	Target	Maximum	Results	% of Target
Revenue (40%) (1)	$2,510M	$2,570M	$2,670M	$2,602M	101%
Non-GAAP EPS (40%) (1)	$5.63	$5.77	$5.99	$5.91	102%
(1) The metrics exclude certain events to ensure that performance levels are not distorted by one-time or out of the ordinary events, such as an acquisition or net revenues generated from an acquisition.

The Committee selected three aggressive R&D milestones that aimed to prioritize Alexion's resources across the Company. The Committee recognized that each milestone had a low probability of achievement during 2015 and the multiplier would only be applied as a result of exceptional performance, leadership and execution. Further, if any one of the three milestones were achieved, the Committee believed that significant value would be created for our shareholders.
Only one R&D milestone was achieved in 2015 which was related to the content of the label for Strensiq in the U.S. and Europe and a multiplier of 1.5 was applied to the shares earned based on revenue and non-GAAP EPS performance.

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	47

At the time when the PSUs were granted, the Committee chose a one-year performance period and revenue and non-GAAP EPS metrics for 80% of the PSUs because the Committee believed that shareholders emphasized these same operational metrics when evaluating our performance on a year-to-year basis. Successful achievement would also be expected to result in improved stock performance and value to our shareholders. Similarly, the R&D milestones were "stretch" goals, and if achieved or achieved on an accelerated basis, would deliver significant and meaningful value to shareholders. In the case of the R&D milestone achieved in 2015, the expanded label enables the Company to serve more patients in the U.S. and Europe than a potentially more limited label would permit.
The Committee believes that a PSU-TSR Award further aligns our executives interests with the interests of our shareholders. At the time when the PSUs were granted, the Committee decided to increase the allocation of PSU-TSR Awards from 10% to 20% to represent a greater value in share performance than in 2014. The Committee selected a three year performance period to ensure that stock performance incentives were aligned with a longer-term view, and that fluctuations during any single year would not disproportionately impact results for the benefit or detriment of the program.
Based on 2015 revenue and non-GAAP EPS performance as set forth in the table above and the achievement of one R&D milestone, Mr. Hallal earned 41,136 PSUs, and Mr. Sinha, Ms. Carmichael, Dr. Mackay and Mr. Moriarty each earned 11,763 PSUs, and Dr. Thiel earned 8,802 PSUs. Dr. Bell retired from the Company on March 31, 2015 and earned a pro-rated amount of 12,805. One-third of the earned PSUs vested in February 2016, and one-third vests in each of February 2017 and February 2018, subject to continuous employment or other service.
Stock Options. Stock options are granted with an exercise price equal to the fair market value of Alexion's common stock on the date of grant and,

accordingly, will only have value if Alexion's stock price increases. As a result, the Committee considers stock options to be performance-based. See page 31.
Restricted Stock Units (RSUs). A portion of each NEO's LTI value is delivered in RSUs. RSUs are time-vesting awards that the Committee believes are important for retention.
Generally, stock options and RSUs vest over four years, with RSUs vesting in equal annual installments and stock options vesting 25% on the first anniversary of the grant date and 1/16th every three months thereafter. The individual must be employed by Alexion as an employee, director or adviser for such awards to vest.
The Committee believes that long-term equity-based incentive awards are a critical element of compensation. However, like a short-term cash incentive award (or cash bonus), a long-term equity incentive award is a variable component of each employee's compensation and no individual, including any NEO, is guaranteed to receive an award or a certain value in respect of his awards.
The Committee believes that its practice of awarding LTIs to Alexion executives has contributed to long-term successful performance, which has been demonstrated through substantial value creation for Alexion's shareholders. See "2015 Business Highlights" on page 25 and "Shareholder Return" on page 26.
Termination and Change of Control-Based Compensation
We provide severance payments and other benefits to our executives under written employment agreements if they are terminated without cause or in certain other instances, including in connection with a change of control. In February 2016, the Committee approved new executive employment agreements, including for our NEO's, to among other things, eliminate all 280G gross-up provisions and increase cash severance terms based on market practices. Severance provisions related to a change of control assist in retaining high

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	48

quality executives and keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending. We also provide for accelerated vesting of outstanding equity awards upon a change of control for awards granted prior to January 1, 2016. In 2016, the Committee eliminated single trigger equity acceleration associated with a change of control. The new employment agreements provide for double-trigger acceleration of equity awards granted in 2016 and following a change of control. For details on the severance payments our executives are entitled to receive, please see "Potential Payments Upon Termination or Change of Control" on page 64.
Personal Benefits
Our executives are eligible for the benefit programs provided to all employees, such as medical, dental, vision, life and disability insurance benefits. We provide limited perquisites to executives that are also available to other employees, such as relocations costs. In connection with his expatriate assignment to the United States, Dr. Thiel entered into a letter agreement with the company that described certain benefits to which he is entitled to during the assignment and his relocation to the U.S. for assignment, including temporary housing and a housing allowance, educational and cultural assistance, the movement of household goods, and tax equalization payments. The amounts reimbursed to Dr. Thiel during 2015 are included in the “Summary Compensation Table” below and a description of Dr. Thiel’s agreement is included under “Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table”.
Stock Ownership Guidelines
Our executives and directors are subject to stock ownership guidelines. Shares owned by the individual, unvested restricted stock and unvested restricted stock units count towards the ownership goal. Unearned PSUs do not count towards the ownership goal. Directors and officers are required to meet these guidelines within five years of becoming subject to them. All of our executives and directors currently satisfy the guidelines.
Executive Officers. Our current policy requires Alexion's executives to own shares with a value equal to a specific multiple of such executive's base salary as indicated in the table below:

Officer Level	Market Value as a Multiple of Base Salary
Chief Executive Officer	6x
Executive Vice Presidents and Senior Vice Presidents reporting to the CEO	3x
Other Senior Vice Presidents	1x
Directors. Directors are required to own shares with a value equal to 5 times the annual director cash retainer, which was $95,000 for 2015.
Section 162(m) Policy
Under Section 162(m) of the Internal Revenue Code, publicly held corporations are denied deducting as an expense for federal income tax purposes total compensation in excess of $1 million paid to certain executive officers. However, Section 162(m) provides an exception for certain qualifying "performance-based" compensation.

The Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive officers necessary for the company’s success, as described above. As a result, we currently and may in the future award compensation that is not fully deductible under Section 162(m) in order to ensure competitive levels of total compensation for our executive officers and when we otherwise view such compensation as consistent with our compensation policies. We have structured our

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	49

stock option grants and certain of our PSUs (not including 2015 PSUs) in a manner that is intended to qualify them as "performance-based" compensation under Section 162(m). Our annual cash incentives and time-based restricted stock units do not qualify as performance-based under Section 162(m). The Committee reserves the right to grant compensation that is not eligible performance-based compensation.
Anti-hedging and Anti-pledging Policy
Our insider trading policy prohibits all directors and employees, including our executives, from pledging or engaging in hedging or similar transactions in Alexion's stock, such as prepaid variable forwards, equity swaps, collars, puts, calls, and short sales.
Recoupment Policy
We have adopted an executive compensation recoupment policy, or "clawback," that requires our independent directors to consider whether to seek reimbursement of any bonus or incentive awarded to a Section 16 officer if and to the extent: (a) the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded. In July 2015, the SEC proposed rules that would require US public companies to adopt broad clawback policies and make new related disclosures. These rules are not yet final. The Board will monitor the status of these rules and will adopt a new recoupment policy, or amend its existing one, once the rules become final.
Report Of Leadership and Compensation Committee

The Committee of the Board reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Leadership and Compensation Committee

Jack T. Mollen, Chairman
M. Michele Burns
R. Douglas Norby
Alvin S. Parven

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	50

Summary Compensation Table
The following table sets forth information regarding the compensation awarded to, earned by or paid to each of our NEOs during the fiscal years ended December 31, 2015, 2014, and (where applicable) 2013. In 2015, Dr. Bell retired as Chief Executive Officer, and Mr. Hallal became our Chief Executive Officer.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(2)	Bonus		Stock Awards($) (3)	Option Awards($) (3)	Change in Pension Value ($) (4)	All Other Compen-sation($) (5)	Total ($)
Leonard Bell, M.D.	12/31/2015	358,308	428,125	—		5,083,031	17,110,292	—	1,938,621	24,918,377
Former Chief Executive Officer	12/31/2014	1,280,000	2,028,000	—		8,165,578	9,074,125	—	23,000	20,570,703
	12/31/2013	1,200,000	2,400,000	—		4,270,038	5,501,012	—	17,654	13,388,704
David Hallal	12/31/2015	1,048,461	1,815,000	—		6,926,092	4,906,068	—	24,165	14,719,786
Chief Executive Officer; Former Chief Operating Officer	12/31/2014	696,058	792,000	—		3,268,430	2,740,620	—	17,500	7,514,608
	12/31/2013	610,000	750,000	—		1,452,629	1,825,336	—	15,500	4,653,465
Vikas Sinha, M.B.A., C.A.	12/31/2015	670,000	700,000	50,000	(6)	1,907,736	1,378,254	—	30,464	4,736,454
Executive Vice President and Chief Financial Officer	12/31/2014	640,000	690,000	—		2,914,830	2,740,620	—	23,000	7,008,450
	12/31/2013	615,000	675,000	75,000	(7)	1,368,182	1,520,280	—	23,000	4,276,462
Clare Carmichael	12/31/2015	570,000	560,000	50,000	(6)	2,222,482	1,710,052	—	30,365	5,142,899
Executive Vice President, Chief Human Resource Officer	12/31/2014	506,846	550,000	—		2,236,306	2,055,465	—	23,000	5,371,617
	12/31/2013	466,659	450,000	50,000	(7)	842,362	890,164	—	15,300	2,714,485
Martin Mackay, Ph.D.	12/31/2015	670,000	700,000	—		1,907,736	1,378,254	—	24,000	4,679,990
Executive Vice President, Global Head of Research and Development	12/31/2014	650,000	690,000	—		2,738,030	2,740,620	—	23,000	6,841,650
	12/31/2013	397,000	450,000	150,000	(8)	2,621,500	2,636,150	—	7,212	6,261,862
John Moriarty, J.D.	12/31/2015	570,000	560,000	—		2,222,482	1,710,052	—	21,872	5,084,406
Executive Vice President and General Counsel	12/31/2014	528,423	580,000	—		2,059,506	2,055,465	—	17,560	5,240,954
	12/31/2013	500,000	400,000	—		795,447	740,136	—	147,639	2,583,222

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	51

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(2)	Bonus		Stock Awards($) (3)	Option Awards($) (3)	Change in Pension Value ($) (4)	All Other Compen-sation($) (5)	Total ($)
Carsten Thiel, Ph.D (11)	12/31/2015	676,864	620,000	252,248	(9)	1,747,557	1,362,630	1,269,193	306,648	6,235,140
Executive Vice President and Chief Commercial Officer	12/31/2014	218,768	135,000	504,850	(10)	4,195,620	1,547,257	331,638	56,188	6,989,321
	12/31/2013	—	—	—		—	—	—	—	—

(1)
Amounts represent annual base salary paid to Dr. Bell while he was employed by us during 2015. As described above, on April 1, 2015, Dr. Bell entered into a consulting agreement with us. Amounts paid for his consulting services are included in the “All Other Compensation Column,” which include consulting fees of $1,875,000, and COBRA premiums of $17,963.

(2)
Amounts represent the annual incentive bonus earned by the named executive officer for services performed in 2015, 2014, and 2013 (where applicable). The annual incentive bonus was paid in February or March of the calendar year following the year to which the bonus relates (e.g., the 2015 annual incentive bonus was paid in February 2016). Under an agreement entered into with Dr. Bell in connection with his retirement, he was entitled to a pro rata target bonus for 2015.

(3)
Amounts represent the grant date fair value of equity awards granted to the named executive officer in each of 2015, 2014, and 2013 (where applicable) calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"), disregarding the effect of estimated forfeitures. Amounts for Dr. Bell also include the incremental fair value associated with the modification of his outstanding stock options of $11,563,384, and PSU awards of $128,547, in connection with his retirement as Chief Executive Officer on March 31, 2015. See our audited consolidated financial statements in our Annual Reports on Form 10-K for the years ended December 31, 2015, 2014 and 2013 for details as to the assumptions used to determine the fair value of the awards. The stock awards reported include the grant date fair value of restricted stock units and performance share units, including TSR awards, each of which is more fully discussed in the Compensation Discussion and Analysis. The amounts for Ms. Carmichael and Mr. Moriarty include a one-time grant of restricted stock units and stock options in connection with their promotions to Executive Vice President in 2014. The total value of 2015 PSU awards at the grant date, assuming that the highest level of performance conditions are achieved was $9,323,198 for Dr. Bell, $29,849,133 for Mr. Hallal, $8,268,823 for Ms. Carmichael, Dr. Mackay, Mr. Moriarty and Mr. Sinha, and $6,188,724 for Dr. Thiel. The total value of 2015 TSR-PSU awards at the grant date, assuming that the highest level of performance conditions are achieved was $58,896 for Dr. Bell, $665,782 for Mr. Hallal, $220,220 for Ms. Carmichael, Dr. Mackay, Mr. Moriarty, and Mr. Sinha, and $169,006 for Dr. Thiel.

(4)
Amounts represent the change in actuarial present value of accumulated pension benefits under our Swiss Pension Plan in excess of the plan asset investments for Dr. Thiel , calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715 ("FASB ASC Topic 715").

(5)
Amounts represented in this column include the following: for 2015, Alexion's 401(k) matching contributions of $8,774 for Dr. Bell, $15,900 for each of Dr. Mackay, Ms. Carmichael, and Messrs. Hallal, Moriarty and Sinha. Amounts also include Alexion's matching contributions under our non-qualified deferred compensation (NQDC) plan of $2,100 for each of Messrs. Hallal and Moriarty, and $8,100 for each of Dr. Mackay, Mr. Sinha and Ms. Carmichael. Other compensation in 2015 includes $36,885 of accrued vacation paid to Dr. Bell, $122,241 paid to Dr. Thiel for relocation expenses, $27,848 paid to Dr. Thiel for car allowance, $100,022 of Alexion's employer contribution to the pension plan for Dr. Thiel, and $36,672 paid to Dr. Thiel related to tax gross up payments. Also included within other compensation in 2015 is $6,165 for Mr. Hallal, Ms. Carmichael, and Mr. Sinha and $3,772 for Mr. Moriarty related to the grant date fair value of the employee stock purchase program calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"); for 2014, Alexion's 401(k) matching contributions of $15,600 for each of Drs. Bell and Mackay, Ms. Carmichael, and Messrs. Hallal , Sinha, and Moriarty, and Alexion's matching contributions under our NQDC plan of $7,400 for each of Drs. Bell and Mackay, Mr. Sinha and Ms. Carmichael, and of $1,900 for Messrs Hallal and Moriarty. Included within other compensation for 2014 also includes $43,911 for Alexion's pension plan employer contribution for Dr. Thiel; for 2013, 401(k) matching contributions of $15,300 for Drs. Bell, Ms. Carmichael and Messrs. Hallal. Sinha, and Moriarty, and $7,212 for Dr. Mackay, and Alexion's matching contributions under our NQDC plan of $2,354 for Dr. Bell, $7,700 for Mr. Sinha, and $2,008 for Mr. Moriarty. Other compensation for Mr. Moriarty during 2013 includes $130,330 for relocation expenses.

(6)	Amounts represent a special bonus award paid to Mr. Sinha and Ms. Carmichael for their contributions to the Company's acquisition of Synageva.

(7)
Amounts represent a special bonus award paid to Mr. Sinha and Ms. Carmichael for their contributions to the Company's centralization of manufacturing, supply chain, quality and technical operations in Ireland.

(8)	Amount represents one-time transition and relocation bonus.

(9)	Amount represents the second installment of Mr. Thiel's sign-on bonus paid in 2015.

(10)	Amount represents the first installment of Mr. Thiel's sign-on bonus paid in 2014.

(11)
Dr. Thiel's figures for salaries, bonus, and all other compensation were converted from Swiss Francs to U.S. dollars using the conversion rate of 1.00899 for 2015 compensation and 1.0097 for 2014 compensation. Dr. Thiel's figures for non-equity incentive plan bonus are at his board approved USD amounts for years 2015 and 2014 respectively.

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	52

Grants Of Plan-Based Awards In Fiscal 2015
The following table sets forth information regarding plan-based awards made to each of our NEOs during the fiscal year ended December 31, 2015 .

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	Estimated Possible Payouts Under Equity Incentive Plan Awards				All Other Stock Awards:	All Other Option Awards:
Name	Grant Date		Target ($)	Threshold (#)	Target (#)	Maximum (#)	Maximum ($) (6)	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Stock Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Leonard Bell, M.D.	2/27/15	(1)	428,125	—	—	—	—	—	—	—	—
	2/27/15	(2)	—	—	—	—	—	—	98,200	180.37	17,110,292
	2/27/15	(3)	—	—	—	—	—	22,300	—	—	4,022,251
	8/12/15	(4)	—	688	1,375	16,270	9,323,198	—	—	—	1,031,332
	8/12/15	(5)	—	58	115	230	58,896	—	—	—	29,448
David Hallal	2/27/15	(1)	1,210,000	—	—	—	—	—	—	—	—
	2/27/15	(2)	—	—	—	—	—	—	39,826	180.37	2,249,605
	2/27/15	(3)	—	—	—	—	—	9,555	—		1,723,435
	3/31/15	(2)	—	—	—	—	—	—	49,275	173.30	2,656,463
	3/31/15	(3)	—	—	—	—	—	11,270	—	—	1,953,091
	8/12/15	(4)	—	2,290	4,580	52,090	29,849,133	—	—	—	2,916,675
	8/12/15	(5)	—	650	1,300	2,600	665,782	—	—	—	332,891
Vikas Sinha, M.B.A., C.A.	2/27/15	(1)	469,000	—	—	—	—	—	—	—	—
	2/27/15	(2)	—	—	—	—	—	—	24,400	180.37	1,378,254
	2/27/15	(3)	—	—	—	—	—	5,100	—	—	919,887
	8/12/15	(4)	—	870	1,740	14,430	8,268,823	—	—	—	877,739
	8/12/15	(5)	—	215	430	860	220,220	—	—	—	110,110

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	53

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	Estimated Possible Payouts Under Equity Incentive Plan Awards				All Other Stock Awards:	All Other Option Awards:
Name	Grant Date		Target ($)	Threshold (#)	Target (#)	Maximum (#)	Maximum ($) (6)	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Stock Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Clare Carmichael	2/27/15	(1)	399,000	—	—	—	—	—	—	—	—
	2/27/15	(2)	—	—	—	—	—	—	30,274	180.37	1,710,052
	2/27/15	(3)	—	—	—	—	—	6,845	—	—	1,234,633
	8/12/15	(4)	—	870	1,740	14,430	8,268,823	—	—	—	877,739
	8/12/15	(5)	—	215	430	860	220,220	—	—	—	110,110
Martin Mackay, M.D.	2/27/15	(1)	469,000	—	—	—	—	—	—	—	—
	2/27/15	(2)	—	—	—	—	—	—	24,400	180.37	1,378,254
	2/27/15	(3)	—	—	—	—	—	5,100	—	—	919,887
	8/12/15	(4)	—	870	1,740	14,430	8,268,823	—	—	—	877,739
	8/12/15	(5)	—	215	430	860	220,220	—	—	—	110,110
John Moriarty, J.D.	2/27/15	(1)	399,000	—	—	—	—	—	—	—	—
	2/27/15	(2)	—	—	—	—	—	—	30,274	180.37	1,710,052
	2/27/15	(3)	—	—	—	—	—	6,845	—	—	1,234,633
	8/12/15	(4)	—	870	1,740	14,430	8,268,823	—	—	—	877,739
	8/12/15	(5)	—	215	430	860	220,220	—	—	—	110,110
Carsten Thiel, Ph.D	2/27/15	(1)	473,805	—	—	—	—	—	—	—	—
	2/27/15	(2)	—	—	—	—	—	—	18,300	180.37	1,033,691
	2/27/15	(3)	—	—	—	—	—	3,830	—	—	690,817
	8/12/15	(4)	—	650	1,300	10,800	6,188,724	—	—	—	656,597
	8/12/15	(5)	—	165	330	660	169,006	—	—	—	84,503
	10/1/15	(2)	—	—	—	—	—	—	6,700	157.82	328,939
	10/1/15	(3)	—	—	—	—	—	2,000	—	—	315,640

(1)
The amount represents the annual incentive bonus target for the NEO for 2015 multiplied by such individual's base salary. See "Annual Cash Incentives – Drive Performance" in the Compensation Discussion and Analysis. Actual amounts paid to the NEO in 2015 are included in the "Non-Equity Incentive Plan Compensation" column under the "Summary Compensation Table" above. The maximum amount an NEO may earn is 300% of his target bonus amount.

(2)	The amount includes the number of option awards granted to the NEO in 2015.

(3)	The amount includes the number of shares of common stock underlying awards of RSUs granted to the NEO in 2015.

(4)
The amount represents the estimated possible payouts for PSUs, other than TSR-PSU Awards, granted to the NEO in 2015. The NEO had the opportunity to earn between 1.25 and 3 times the number of awards set forth

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	54

in the Threshold, Target, and Maximum columns if up to three R&D milestones were achieved in 2015. The PSU awards were finalized in August 2015 to take into account the effects of the Synageva acquisition. See "Performance Share Units (PSUs)" on page 46. The 2015 PSUs vested one-third on February 4, 2016, and are scheduled to vest one-third on each anniversary thereafter.

(5)
The amount represents the estimated possible payouts for TSR Awards granted to the NEO in 2015. The awards were finalized in August 2015. See "Performance Share Units (PSUs)" on page 46. TSR Awards are fully vested when earned.

(6)
The amount represents the grant date fair value of options, RSUs and PSUs granted in 2015 calculated in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. Amounts for Dr. Bell also include the incremental fair value associated with the modification of his outstanding options of $11,563,384, and PSU awards of $128,547 in connection with his retirement as Chief Executive Officer on March 31, 2015. See Notes 1 and 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015 for details as to the assumptions used to determine the fair value of the awards.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements
We have entered into employment agreements with each of our NEOs, which were in effect during fiscal year 2015. Following the end of fiscal year 2015, each NEO, other than Dr. Bell and Dr. Thiel, entered into a new employment agreement with the company.
During fiscal year 2015, Mr. Hallal was party to an employment agreement with the company dated as of June 19, 2006, Mr. Sinha was party to an employment agreement with the company dated as of February 14, 2006, Ms. Carmichael was party to an employment agreement with the company dated as of October 12, 2011, Dr. Mackay was party to an employment agreement with the company dated as of March 26, 2013 and Mr. Moriarty was party to an employment agreement with the company dated as of May 20, 2013. Each of Mr. Hallal’s and Mr. Sinha’s agreements was subsequently amended. These agreements had an initial three-year term, which automatically extended at the end of such term for additional one-year periods unless six months prior notice was given by either party (60 days in the case of the agreement with Mr. Moriarty). The agreements provided for an initial annual base salary, which has subsequently been increased for all executives, and the opportunity to receive an annual performance bonus from the company, the amount of which bonus was determined by the company, consistent with the company’s performance, the executive’s contribution to this performance and the provisions of any applicable bonus program. The company agreed to grant each executive, at the time awards were made to employees generally, stock options or other equity-based awards as determined by the company or the Board. Each executive was entitled to participate in compensation and benefit plans that were generally available to other senior employees of the company.
Dr. Thiel is party to an employment agreement with Alexion Pharma International Sàrl dated as of August 12, 2014, which governs the terms and conditions of his employment in Switzerland. Under this agreement, Dr. Thiel is entitled to receive a base salary, which has subsequently been increased, and a target annual bonus equal to 50% of his annual base salary, the amount of which will be determined by the company, based on the company’s performance and the performance of the executive and his department. He also received a one-time sign-on bonus of 750,000 Swiss Francs, half of which was paid upon his commencement of employment and the other half of which was paid on the first anniversary of the date he commenced employment. Dr. Thiel is entitled to an annual car allowance of 2,300 Swiss Francs a month.
On December 4, 2015, Dr. Thiel entered into a letter agreement with the company that governs the terms and conditions of his temporary expatriate assignment to the company in the U.S. Under the letter agreement, Dr. Thiel’s annual base salary is 675,000 Swiss Francs and he’s entitled to a target annual bonus of 70% of his eligible earnings, with the actual amount of the bonus determined by the company based on company and individual performance. Under this agreement, Dr. Thiel is entitled to certain relocation benefits, including

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	55

immigration support and reimbursement for a discovery trip to the U.S. for him and his spouse, a home finding trip for him and his spouse, cross-cultural and language training, air travel to the U.S. for him and his family at the start of the assignment and temporary accommodations, not to exceed 120 days in length, the use of a rental car, the movement of his household goods and temporary storage and certain education costs for his children and his spouse. He is also entitled to a lump sum payment of $20,000 to purchase or lease a car in the U.S., together with a gross-up for applicable taxes, a general moving allowance of $100,000, an annual housing allowance of $10,000 with respect to his home in Switzerland and $110,000 with respect to his home in the U.S. and an annual home leave allowance of $25,000. Dr. Thiel is also entitled to tax equalization payments, intended to place him in the same position with respect to his taxes as if he hadn’t accepted the assignment, and tax consultation services. Dr. Thiel will be required to repay covered relocation benefits if his employment is terminated for cause or if he voluntarily terminates employment before the first anniversary of the date he commenced his expatriate assignment and will be required to repay 50% of them if such termination occurs after the first anniversary and before the second anniversary of the date of such assignment.
On February 26, 2016, each of Mr. Hallal, Mr. Sinha, Ms. Carmichael, Dr. Mackay and Mr. Moriarty entered into new employments agreement with the company. These agreements have a three-year term, which automatically extends at the end of such term for additional one-year periods unless 60 days prior notice is given by either party. Under the new employment agreements, each NEO is to continue to be employed in his or her current position with the company. Each executive is entitled to an annual base salary under his or her agreement, which is subject to increase, as follows: Mr. Hallal, $1,100,000, Mr. Sinha, $714,000, Ms. Carmichael, $590,000, Dr. Mackay, $693,000 and Mr. Moriarty, $604,000. Each executive is entitled to a target annual performance bonus under his or her agreement, with the actual amount of the bonus he or she earns determined by the Board or the Committee and paid in accordance with the company’s management incentive bonus plan. The target annual incentive bonus, expressed as a percentage of base salary, is 120% for Mr. Hallal and 70% for each of Mr. Sinha, Ms. Carmichael, Dr. Mackay and Mr. Moriarty. Each executive is eligible to receive stock-based awards under the company’s equity incentive plan in the discretion of the Board or the Committee and to participate in the company’s employee benefit plans as in effect for employees generally.
Dr. Bell had been party to an employment agreement with the company prior to his retirement, which had provisions regarding annual base salary, annual performance bonus, equity awards and other employee benefits similar to those described above for the other NEOs under their agreements as in effect in fiscal year 2015. Following his retirement, Dr. Bell entered into a consulting agreement and a letter agreement with the company, as described under “Director Compensation for Fiscal 2015 - Consulting Agreement with Dr. Bell”.
Fiscal Year 2015 Equity Awards
All of the PSUs, stock options and RSUs disclosed in the Grants of Plan-Based Awards table were granted under our Amended and Restated 2004 Incentive Plan, or 2004 Incentive Plan. All options were granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors in accordance with the terms of the 2004 Incentive Plan. Subject to the terms of our 2004 Incentive Plan and the option agreements issued in connection with these grants, all of the options are scheduled to vest 25% on the first anniversary of the grant date, and one-sixteenth every three months thereafter until fully vested over four years, all RSUs are scheduled to vest 25% on each anniversary of the grant date, and all PSUs earned in 2015 by the NEOs vest one-third in February 2016, and are scheduled to vest one-third on each of the next two anniversaries thereafter. TSR-PSU awards vest at the end of a three year performance

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	56

period. Vesting of the awards, in each case, is generally subject to the NEO’s continued employment or other service with Alexion through the applicable vesting date.

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	57

Outstanding Equity Awards At 2015 Fiscal Year-End
The following table sets forth information regarding equity awards held by our NEOs as of December 31, 2015.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (1)
Leonard Bell, M.D.(2)	01/28/10	153,950	—		22.90	01/28/20	—		—	—		—
	02/02/11	430,000	—		42.66	02/02/21	—		—	—		—
	02/03/12	258,196	17,214	(3)	78.88	02/03/22	4,500	(4)	858,375	—		—
	02/06/13	151,250	68,750	(3)	93.83	02/06/23	6,188	(4)	1,180,361	—		—
	05/06/13	—	—		—	—	9,346	(5)	1,782,750	—		—
	02/28/14	71,268	91,632	(6)	176.80	02/28/24	7,575	(7)	1,444,931	—		—
	02/28/14	—	—		—	—	22,660	(8)	4,322,395	—		—
	02/28/14	—	—		—	—	—		—	502	(9)	95,757
	02/27/15	—	98,200	(6)	180.37	02/27/25	22,300	(7)	4,253,725	—		—
	08/12/15	—	—		—	—	12,805	(10)	2,442,554	—		—
	08/12/15	—	—		—	—	—		—	115	(9)	21,936

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (1)
David Hallal	01/28/10	84,336	—		22.90	01/28/20	—		—	—		—
	02/02/11	100,000	—		42.66	02/02/21	—		—	—		—
	02/03/12	72,187	4,813	(3)	78.88	02/03/22	1,250	(4)	238,438	—		—
	02/06/13	50,187	22,813	(3)	93.83	02/06/23	2,025	(4)	386,269	—		—
	05/06/13	—	—		—	—	3,248	(5)	619,556	—		—
	02/28/14	21,525	27,675	(6)	176.80	02/28/24	4,500	(7)	858,375	—		—
	02/28/14	—	—		—	—	7,793	(8)	1,486,515	—		—
	02/28/14	—	—		—	—	—		—	460	(9)	87,745
	02/27/15	—	39,826	(6)	180.37	02/27/25	9,555	(7)	1,822,616	—		—
	03/31/15	—	49,275	(6)	173.30	03/31/25	11,270	(7)	2,149,753	—		—
	08/12/15	—	—		—	—	41,136	(10)	7,846,692	—		—
	08/12/15	—	—		—	—	—		—	1,300	(9)	247,975

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	58

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (1)
Vikas Sinha, M.B.A., C.A.	01/26/09	1,832	—		17.98	01/26/19	—		—	—		—
	01/28/10	100,000	—		22.90	01/28/20			—	—		—
	02/02/11	100,000	—		42.66	02/02/21	—		—	—		—
	02/03/12	81,093	5,407	(3)	78.88	02/03/22	1,375	(4)	262,281	—		—
	02/06/13	41,800	19,000	(3)	93.83	02/06/23	1,688	(4)	321,986	—		—
	05/06/13	—	—		—	—	3,248	(5)	619,556	—		—
	02/28/14	21,525	27,675	(6)	176.80	02/28/24	3,000	(7)	572,250	—		—
	02/28/14	—	—		—	—	7,793	(8)	1,486,515	—		—
	02/28/14	—	—		—	—	—		—	460	(9)	87,745
	02/27/15	—	24,400	(6)	180.37	02/27/25	5,100	(7)	972,825	—		—
	08/12/15	—	—		—	—	11,763	(10)	2,243,792	—		—
	08/12/15	—	—		—	—	—		—	430	(9)	82,023

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (1)
Clare Carmichael	08/29/11	20,000	—		57.02	08/29/21	—		—	—		—
	02/03/12	22,500	1,500	(3)	78.88	02/03/22	375	(4)	71,531	—		—
	02/06/13	24,475	11,125	(3)	93.83	02/06/23	1,013	(4)	193,230	—		—
	05/06/13	—	—		—	—	2,022	(5)	385,697	—		—
	02/28/14	16,143	20,757	(6)	176.80	02/28/24	2,475	(7)	472,106	—		—
	02/28/14	—	—		—	—	5,840	(8)	1,113,980	—		—
	02/28/14	—	—		—	—	—		—	340	(9)	64,855
	02/27/15	—	30,274	(6)	180.37	02/27/25	6,845	(7)	1,305,684	—		—
	08/12/15	—	—		—	—	11,763	(10)	2,243,792	—		—
	08/12/15	—	—		—	—	—		—	430	(9)	82,023

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	59

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (1)
Martin Mackay Ph.D	05/13/13	18,750	18,750	(11)	104.86	05/13/23	8,334	(12)	1,589,711	—		—
	02/28/14	6,150	27,675	(6)	176.80	02/28/24	2,250	(7)	429,188	—		—
	02/28/14	—	—		—	—	7,793	(8)	1,486,515	—		—
	02/28/14	—	—		—	—	—			460	(9)	87,745
	02/27/15	—	24,400	(6)	180.37	02/27/25	5,100	(7)	972,825	—		—
	08/12/15	—	—		—	—	11,763	(10)	2,243,792	—		—
	08/12/15	—	—		—	—	—		—	430	(9)	82,023

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (1)
John Moriarty, J.D.	12/10/12	26,250	18,750	(6)	92.65	12/10/22	3,750	(4)	715,313	—		—
	02/06/13	20,350	9,250	(3)	93.83	02/06/23	825	(4)	157,369	—		—
	05/06/13	—	—		—	—	2,022	(5)	385,697	—		—
	02/28/14	16,143	20,757	(6)	176.80	02/28/24	1,725	(7)	329,044	—		—
	02/28/14	—	—		—	—	5,840	(8)	1,113,980	—		—
	02/28/14	—	—		—	—	—		—	340	(9)	64,855
	02/27/15	—	30,274	(6)	180.37	02/27/25	6,845	(7)	1,305,684	—		—
	08/12/15	—	—		—	—	11,763	(10)	2,243,792	—		—
	08/12/15	—	—		—	—	—		—	430	(9)	82,023

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	60

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (1)
Carsten Thiel, Ph.D	09/09/14	9,375	20,625	(6)	161.37	09/09/24	12,000	(7)	2,289,000	—		—
	02/27/15	—	18,300	(6)	180.37	02/27/25	3,830	(7)	730,573	—		—
	08/12/15	—	—		—	—	8,802	(10)	1,678,982	—		—
	08/12/15	—	—		—	—	—		—	330	(9)	62,948
	10/01/15	—	6,700	(6)	157.82	10/01/25	2,000	(7)	381,500	—		—

(1)
The market value of the stock awards is determined by multiplying the number of shares subject to such award times $190.75, which is the closing price of the Company's common stock on December 31, 2015.

(2)	Amounts for Dr. Bell do not include awards granted for his services as a director.

(3)	Award of options that vest over a four-year period in 16 quarterly installments.

(4)	RSU awards that vest over a four-year period, with 50% vesting on the second anniversary of the date of grant and 12.5% vesting every six months for two years thereafter.

(5)	Earned PSUs that vested one-third on February 6, 2014, and one-third on each anniversary thereafter.

(6)	Award of options that vest over a four-year period, with 25% vesting on the first anniversary of the date of grant and 6.25% vesting every three months thereafter.

(7)	RSU awards that vest over a four-year period in equal annual installments on each anniversary of the date of grant.

(8)	Earned PSUs that vested one-third on February 5, 2015, and one-third on each anniversary thereafter.

(9)	TSR Awards that are earned will vest in full on the date earned. Amounts have been reported assuming achievement of target performance goals.

(10)	Earned PSUs that vested one-third on February 4, 2016, and one-third on each anniversary thereafter.

(11)	Award of options that vest over a three-year period, with 25% vesting on the first anniversary of the date of grant and 9.375% vesting every three months thereafter.

(12)	RSU awards that vest over a three-year period in equal annual installments on each anniversary of the date of grant.

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	61

Option Exercises And Stock Vested For Fiscal 2015
The following table shows exercises of stock options and restricted stock vesting for the year ended December 31, 2015, for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Leonard Bell, M.D.	246,050	40,209,883	48,514	8,704,485
David Hallal	—	—	16,020	2,871,403
Vikas Sinha, M.B.A., C.A.	—	—	15,457	2,771,943
Clare Carmichael	—	—	9,455	1,685,716
Martin Mackay, Ph.D	43,500	2,880,968	12,980	2,157,970
John Moriarty, J.D.	10,000	1,058,253	10,643	1,894,969
Carsten Thiel, Ph.D.	—	—	14,000	2,404,640

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of the exercise.

(2)	Amounts reflect the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock vested by the market value of the underlying shares on the vesting date.

Pension Benefits
Dr. Thiel participates in our Swiss Pension Plan. The plan is a government-mandated retirement fund that provides employees with a minimum investment return. The minimum investment return is determined annually and was 2.0% in 2015 and 2014. Under the Swiss plan, both we and Dr. Thiel are required to make contributions into a fund managed by an independent investment fiduciary. The Company's contributions must be in an amount at least equal to the employee’s contribution. Minimum employee contributions are based on the respective employee’s age, salary, and gender.
Nonqualified Deferred Compensation
Effective June 2013, we began sponsoring a nonqualified deferred compensation plan (NQDC Plan) which allows certain highly-compensated employees, including our NEOs, to make voluntary deferrals of up to 80% of their base salary and annual cash incentives. The NQDC Plan is designed to work in conjunction with the 401(k) plan and provides for a total combined employer match of up to 6% of an employee's eligible earnings, up to the IRS annual specified contribution limits. Employee deferrals and employer matching contributions under the NQDC Plan began in the third quarter of 2013. The plan provides for immediate vesting of the match consistent with our immediate vesting of the Company match provided under our 401(k) plan. Accounts are maintained for each participant. Accounts include employee and employer contributions and reflect the performance of investments selected by the employee or a default investment if the employee does not make a selection. These investment options include the mutual funds offered under our 401(k) plan.

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	62

The following table sets forth information regarding the Swiss pension plan for Dr. Thiel for the fiscal year ended December 31, 2015.

Name	Plan Name	Number of Years of Credited Service	Present value of Accumulated Benefit ($) (1)
Carsten Thiel, Ph.D.	Swiss Pension Plan	1	1,600,598
(1) Amounts represent the actuarial present value of accumulated pension benefits under our Swiss Pension Plan in excess of the plan asset investments for Dr. Thiel , calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715 ("FASB ASC Topic 715").

The following table sets forth information regarding the nonqualified deferred compensation of each NEO during the fiscal year ended December 31, 2015.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals and Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(5)
Leonard Bell, M.D.	—	—	3,191	(233,744)(3)	—
David Hallal	300,000	2,100	(2,163)	—	612,736
Vikas Sinha, M.B.A., C.A.	135,423	8,100	2,414	—	325,914
Clare Carmichael	74,500	8,100	18,797	—	120,897
Martin Mackay, Ph.D.	77,100	8,100	(1,191)	—	143,221
John Moriarty, J.D.	171,000	2,100	23,423	—	289,523
Carsten Thiel, Ph.D.(4)	—	—	—	—	—
(1) Amounts reflected in this column are also included in the Summary Compensation Table under [Salary].
(2) Amounts reported in this column are also included in the Summary Compensation Table under Other Compensation.
(3) Dr. Bell’s account balance was paid to him six months following his retirement from the company
(4) The nonqualified deferred compensation plan is not available to employees outside of the United States.
(5) The aggregate balance amounts under the nonqualified deferred compensation plan include deferrals made for prior fiscal years. For individuals who were named executive officers in the fiscal years in which the deferrals were made, the amount of the deferred compensation was included in such individuals’ compensation as reported in the Summary Compensation Table included in the proxy statement for each such fiscal year.

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	63

Potential Payments Upon Termination or Change Of Control
We have entered into certain agreements and maintain certain plans that may require us to make payments and/or provide benefits to our NEOs in the event of a termination of employment or a change of control. See "Employment Agreements" below for a description of these potential severance and change in control arrangements. Our named executive officers would only be eligible to receive severance payments if each officer signed a general release of claims.
The tables below summarize the potential payments to each NEO (other than Dr. Bell) assuming that one of the events described in the table occurred. The tables assume that the relevant event occurred on December 31, 2015 and, in calculating the amounts due to the executive in connection with such event, use the closing price of a share of our common stock, $190.75, on such date. However, no executive's employment was terminated on December 31, 2015 under such agreement and a change of control did not occur on that date. There can be no assurance that a termination of employment, a change of control or both would produce the same or similar results as those set forth below if either or both of them occurred on any other date or at any other price, or if any other assumption used in calculating the benefits set forth below is not correct in fact. Dr. Bell retired from his position as Chief Executive Officer on March 31, 2015 and did not receive any severance in connection with his retirement. A description of Dr. Bell’s ongoing arrangements with the Company can be found under “Dr. Bell's Retirement” in the CD&A.
On February 26, 2016, we entered into new employment agreements with each NEO other than Dr. Thiel. For a description of these agreements, please see the summary following the table below. Since the tables below assume that a termination of employment occurred on December 31, 2015, when these new agreements were not in effect, we have calculated the severance and other benefits an NEO would have been entitled to on a termination of employment or a change in control on December 31, 2015 based on the agreements in effect on that date.

For purposes of the following tables, involuntary termination means a termination without cause, constructive termination, or good reason termination, or non-renewal, in each case as those terms are defined in the applicable executive's employment agreement.

	Cash Severance Payments ($)		Acceleration of time-vesting and performance-based Equity Awards($) (1)	Benefit Continuation($)		Total Termination Benefits ($)(2)
David Hallal
■ Death	271,233	(3)	20,152,708	57,532	(4)	20,468,765
■ Disability	—	(5)	20,152,708	46,345	(6)	20,199,053
■ Change in Control	—		20,152,708	—		20,152,708
■ Involuntary termination	1,618,125	(7)	20,152,708	31,621	(9)	21,763,800
■ Involuntary termination after a change in control	3,236,250	(10)	20,152,708	34,475	(12)	23,346,125

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	64

	Cash Severance Payments ($)		Acceleration of Time-vesting and Performance-vesting Equity Awards($) (1)	Benefit Continuation($)		Total Termination Benefits ($)(2)
Vikas Sinha, M.B.A., C.A.
■ Death	165,205	(3)	9,734,672	57,532	(4)	9,957,409
■ Disability	—	(5)	9,734,672	46,345	(6)	9,781,017
■ Change in Control	—		9,734,672	—		9,734,672
■ Involuntary termination	1,042,500	(7)	9,734,672	37,246	(9)	10,814,418
■ Involuntary termination after a change in control	2,085,000	(10)	9,734,672	45,725	(12)	11,865,397

	Cash Severance Payments ($)		Acceleration of Time-vesting and Performance-vesting Equity Awards($) (1)	Benefit Continuation($)		Total Termination Benefits ($)(2)
Clare Carmichael
■ Death	140,548	(3)	7,782,742	57,532	(4)	7,980,822
■ Disability	—	(5)	7,782,742	46,345	(6)	7,829,087
■ Change in Control	—		7,782,742	—		7,782,742
■ Involuntary termination	821,250	(7)	7,782,742	36,121	(9)	8,621,363
■ Involuntary termination after a change in control	1,642,500	(10)	7,782,742	43,475	(12)	9,468,717

	Cash Severance Payments ($)		Acceleration of Time-vesting and Performance-vesting Equity Awards($) (1)	Benefit Continuation($)		Total Termination Benefits ($)(2)
Martin Mackay, Ph.D.
■ Death	165,205	(3)	9,141,573	57,532	(4)	9,364,310
■ Disability	—	(5)	9,141,573	46,345	(6)	9,187,918
■ Change in Control	—		9,141,573	—		9,141,573
■ Involuntary termination	1,153,750	(8)	9,141,573	36,121	(9)	10,331,444
■ Involuntary termination after a change in control	1,730,625	(11)	9,141,573	43,475	(12)	10,915,673

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	65

	Cash Severance Payments ($)		Acceleration of Time-vesting and Performance-vesting Equity Awards($) (1)		Benefit Continuation($)		Total Termination Benefits ($)(2)
John Moriarty, J.D.
■ Death	140,548	(3)	9,737,444		57,532	(4)	9,935,524
■ Disability	—	(5)	9,737,444		46,345	(6)	9,783,789
■ Change in Control	—		9,737,444		—		9,737,444
■ Involuntary termination	795,000	(7)	9,737,444		31,621	(9)	10,564,065
■ Involuntary termination after a change in control	1,590,000	(10)	9,737,444		34,475	(12)	11,361,919

	Cash Severance Payments ($)		Acceleration of Time-vesting and Performance-vesting Equity Awards($) (1)		Benefit Continuation($)		Total Termination Benefits ($)(2)
Carsten Thiel, Ph.D.
■ Death	—		6,159,549		—		6,159,549
■ Disability	—		6,159,549		—		6,159,549
■ Change in Control	—		6,159,549		—		6,159,549
■ Involuntary termination	604,580	(13)	1,804,408	(14)	—		6,764,129
■ Involuntary termination after a change in control	604,580	(13)	6,159,549		—		6,764,129

(1)
Represents the value associated with cashing out all stock options, restricted stock units and earned performance share units that accelerate as a result of the event described in the table, based on a stock price of $190.75, which was the closing price of Alexion's common stock on December 31, 2015, the last day of Alexion's 2015 fiscal year. Awards were valued based on the number of shares associated with each accelerated award multiplied by the difference between $190.75 and the exercise price related to such award (if any). For purposes of this table, unearned performance share units have been deemed to have been earned at target.

(2)
In the case of Mr. Hallal, Mr. Sinha and Ms. Carmichael, based on the assumptions described above, and assuming that all outstanding equity awards are cashed out in connection with the applicable event and valued using a price per share equal to $190.75, no amounts payable to these executives would be subject to the so-called golden parachute tax and the executive would not be entitled to an excise tax gross-up under their respective employment agreement. In the case of Dr. MacKay and Mr. Moriarty, if amounts payable to them are subject to the so-called golden parachute tax, the amount payable will be the greater of (i) the payments reduced so that no portion of the payments are subject to the golden parachute tax or (ii) the payments reduced by all applicable taxes, including the golden parachute tax. For these executives, we have included the full amount of the payments owed to them, without regard for this potential reduction.

(3)
Represents 90 days of base salary as in effect on December 31, 2015. The executive is also entitled to receive a pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2015 bonus had been earned by the executive on December 31, 2015, without regard to his or her employment termination.

(4)	Represents the cost of Alexion's continuation of COBRA premiums for 36 months.

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	66

(5)
The executive is entitled to receive a pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2015 bonus had been earned by the executive on December 31, 2015, without regard to his or her employment termination.

(6)	Represents the cost of Alexion's continuation of COBRA premiums for 29 months.

(7)
Represents 0.75 times the sum of (i) the annual base salary in effect on December 31, 2015 and (ii) the greater of (x) the average of the incentive bonuses earned by the executive in 2013 and 2014 or (y) the target bonus, as set by the Board of Directors or the Leadership and Compensation Committee, for 2015.

(8)
Represents the sum of (i) the annual base salary in effect on December 31, 2015 and (ii) 0.75 times the average annual bonus received by the executive in 2013 and 2014. The executive is entitled to receive a pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2015 bonus had been earned by the executive on December 31, 2015, without regard to his employment termination.

(9)
Represents the value of continued health benefits for 18 months (the maximum period permitted by COBRA) and other benefits for nine months, based on the premiums paid by Alexion for health and welfare benefits in 2015, and the 2015 employer contribution to the nonqualified deferred compensation plan.

(10)
Represents 1.5 times the sum of (i) the annual base salary in effect on December 31, 2015 and (ii) the greater of (x) the average of the incentive bonuses earned by the executive in 2013 and 2014 or (y) the target bonus, as set by the Board of Directors or the Leadership and Compensation Committee, for 2015.

(11)	Represents 1.5 times the sum of (i) the annual base salary in effect on December 31, 2015 and (ii) 0.75 times the average of his 2013 and 2014 bonus.

(12)
Represents the value of continued benefits for 18 months, based on the premiums paid by the company for health and welfare benefits in 2015 and the 2015 employer contribution to the nonqualified deferred compensation plan.

(13)	Represents .75 times the sum of (i) the annual base salary in effect on December 31, 2015 and (ii) the 2014 bonus.

(14)
Represents the value of nine months of accelerated vesting of time-based equity awards and the value of accelerated vesting of unearned performance share units, as determined and calculated as described in footnote (1) above.

Employment Agreements in Effect as of December 31, 2015 with Messrs. Hallal, Sinha and Moriarty, Dr. Mackay and Ms. Carmichael
As of December 31, 2015, each of Messrs. Hallal, Sinha and Moriarty, Dr. Mackay and Ms. Carmichael was subject to an employment agreement with the company, the material terms of which are described below.
Severance Payment and Benefits
Termination, No Change in Control. Under the terms of the employment agreements with each of Messrs. Hallal, Sinha and Moriarty, Dr. Mackay and Ms. Carmichael, in the event that the executive's employment with Alexion terminates other than in connection with a change in control (1) for reasons other than cause, death, or physical or mental disability, (2) following a constructive termination, or (3) in the event of a "non-renewal" (with "change in control," "cause," "constructive termination" and "non-renewal" defined in the executives' respective employment agreements), Alexion will be obligated to pay such terminated executive, as a cash lump sum, the severance payments described in the tables and footnotes above under “Potential Payments Upon Termination or Change Of Control”. Additionally, the executive will be entitled to continue to participate in Alexion's health and welfare benefit plans for a period of between 9 and 24 months, depending on the executive. The executive may continue to participate, at Alexion's expense, in health plans subject to COBRA for the maximum period permitted under COBRA if greater than the period under which the executive will receive severance. If such benefits cannot be provided or are not available, Alexion will instead pay the executive a lump sum cash amount equal to the present value of the expected cost of providing such benefits.
Change in Control. Under the terms of the employment agreements with Messrs. Hallal, Sinha and Moriarty, Dr. Mackay and Ms. Carmichael, in the event that the executive's employment with Alexion is terminated within a certain period after a change in control (i) by Alexion for reasons other than

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	67

cause, death or physical or mental disability, or (ii) by the executive for good reason (with "good reason" defined in the employment agreements), or (iii) in the event of non-renewal, Alexion will be obligated to pay such terminated executive, as a cash lump sum, the severance payments described in the tables and footnotes above under “Potential Payments Upon Termination or Change Of Control”. Additionally, the executive will be entitled to continue to participate in Alexion's health and welfare benefit plans for the period of between 18 and 36 months, depending on the executive. The executive may continue to participate, at Alexion's expense, in health plans subject to COBRA for the maximum period permitted under COBRA if greater than the period under which the executive will receive severance. If such benefits cannot be provided or are not available, Alexion will instead pay the executive a lump sum cash amount equal to the present value of the expected cost of providing such benefits.
Equity Awards and Other Terms
If an executive's employment terminates for any of the reasons described above, or due to the executive’s death or disability, or if a change in control occurs, (1) all of such executive's time-vesting equity awards will vest and become immediately exercisable, and (2) all other equity awards will vest as determined in good faith by the Board of Directors based on the percentage of goals and objectives achieved by such executive and Alexion.
In the event that the executive's employment with Alexion terminates due to death, the executive's estate will be entitled to receive the executive's base salary for 90 days following the termination of employment. In the event that the executive's employment is terminated due to death or disability (as that term is defined in the employment agreements), the executive will be entitled to receive a pro rata annual performance bonus for the year in which the termination occurs.
The employment agreements with Messrs. Hallal and Sinha and Ms. Carmichael also provided that if such executive was subject to the excise tax described in Section 4999 of the Internal Revenue Code of 1986, as amended, and if the amount of the payments and benefits due to the executive exceed the safe harbor amount associated with such tax by at least 10%, Alexion would make a special payment to such executive such that the after-tax value of payments received by him or her would be the same as if the executive were not subject to such excise tax. The employment agreements require the executives to acknowledge Alexion's possession of information created, discovered or developed by the executives which are applicable to the business of Alexion and any client, customer or strategic partner of Alexion. Each executive agrees to assign all rights he or she may have or acquire in proprietary information, to keep such proprietary information confidential and not to compete with Alexion for a limited period of time following termination.
Agreements with Dr. Thiel
Dr. Thiel entered into an employment agreement, dated November 1, 2014. The agreement with Dr. Thiel is for an indefinite period and includes severance in the event that Dr. Thiel is terminated by Alexion, other than for performance or for cause. In such event, Dr. Thiel shall be entitled to a cash lump sum payment equal to 9 months of his annual base salary and .75x the amount of any bonus he received in the calendar year immediately preceding the year of termination.
Dr. Thiel entered into a letter agreement with the company dated September 1, 2014 that governs the effect of a termination of employment on his equity awards. Under this letter agreement, if his employment is terminated due to his death or disability, or if his employment is terminated other than for cause or retirement within two years of a change in control, all time-vesting equity awards held by Dr. Thiel will vest and become immediately exercisable, and all other equity awards held by Dr. Thiel will vest as determined in good faith by the

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	68

Board of Directors based on the percentage of goals and objectives achieved by him and Alexion. If Dr. Thiel’s employment is terminated other than for cause or retirement outside of a change in control, the time-based equity awards that would have vested within the nine months following termination will vest and become immediately exercisable and all other equity awards held by Dr. Thiel will vest as determined in good faith by the Board of Directors based on the percentage of goals and objectives achieved by him and Alexion.
Employment Agreements in Effect as of February 26, 2016
Following the end of fiscal year 2015, each NEO, other than Dr. Bell and Dr. Thiel, entered into a new employment agreement with the company. The new employment agreements eliminated, to the extent applicable, any entitlement to a tax gross-up payment for any excise tax imposed on the executive under Section 280G or Section 4999 of the Internal Revenue Code. The new employment agreements also provide for revised severance payments for each NEO to better align with market practices. The material terms of each new arrangement are described below.
Severance Payment and Benefits
Termination, No Change in Control. Under the terms of the new employment agreements, in the event that the executive's employment with Alexion terminates other than in connection with a change in control (1) for reasons other than cause, death, or physical or mental disability, or (2) following a constructive termination, or (3) in the event of a "non-renewal" (with "change in control," "cause," "constructive termination" and "non-renewal" defined in the executives' respective employment agreements), Alexion will be obligated to pay such terminated executive, as a cash lump sum, a multiple of the Severance Payment set forth in the table below under the heading "Termination - Severance Payment." Additionally, if timely elected, the executive will be entitled to a lump sum cash amount equal to the present value of the premiums that otherwise would have been paid by the company for the executive’s, and that of any eligible dependents, participation in the Company’s health and welfare plans for the period set forth in the table below under the heading “Termination - Severance Period Benefits Entitlement.”
Change in Control. Under the terms of the new employment agreements, in the event that the executive's employment with Alexion is terminated within a certain period after a change in control (i) by Alexion for reasons other than cause, death or physical or mental disability, (ii) by the executive for good reason (with "good reason" defined in the employment agreements), or (iii) in the event of non-renewal, Alexion will be obligated to pay such terminated executive a cash lump sum equal to a multiple of the Severance Payment set forth in the table below under the heading "Change in Control - Severance Payment." Additionally, if timely elected, the executive will be entitled to a lump sum cash amount equal to the present value of the premiums that otherwise would have been paid by the Company for the executive’s, and that of any eligible dependents, participation in the Company’s health and welfare plans for the period set forth in the table below under the heading “Change in Control - Severance Period Benefits Entitlement.”
The Severance Payment for Mr. Hallal is defined as the sum of (a) his then current base salary and (b) the greater of (i) the average bonus received by him for the two years preceding the year in which termination occurs and (ii) the amount equal to the target bonus for the year in which the termination of employment occurs as determined by Alexion’s Board of Directors or its Compensation Committee. The Severance Payment for Mr. Sinha, Ms. Carmichael, Dr. Mackay, and Mr. Moriarty is a payment equal to the sum of (a) the executive’s then current base salary and (b) the amount equal to the target bonus for the year in which the termination of employment occurs as determined by Alexion’s Board of Directors or its Compensation Committee.

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	69

	Termination		Change in Control
	Severance Payment	Severance Period Benefits Entitlement	If Termination Occurs Within Below Number of Years of Change in Control	Severance Payment	Severance Period Benefits Entitlement
Mr. Hallal	2.0x	1.5 years	1.5 years	3.0x	1.5 years
Mr. Sinha	1.5x	1.5 years	1.5 years	2.0x	1.5 years
Ms. Carmichael	1.5x	1.5 years	1.5 years	2.0x	1.5 years
Dr. Mackay	1.5x	1.5 years	1.5 years	2.0x	1.5 years
Mr. Moriarty	1.5x	1.5 years	1.5 years	2.0x	1.5 years

Equity Awards and Other Terms
Under the new agreements, if an executive's employment terminates for any of the reasons described above under “Severance Payments and Benefits”, (1) all of such executive's time-vesting equity awards will vest and become immediately exercisable, and (2) all other equity awards previously earned by the executive will vest and become immediately exercisable. If an executive's employment terminates other than for cause, in a constructive termination, for good reason, or upon non-renewal of the agreement, in each case within a specified period following a change in control, (1) all of such executive's time-vesting equity awards will vest and become immediately exercisable, (2) any earned equity award will vest and become immediately exercisable and (3) all other unearned equity awards will vest as determined in good faith by the Board of Directors based on the performance conditions achieved by such executive and Alexion.
In the event that the executive's employment with Alexion terminates due to death, the executive's estate will be entitled to receive a cash lump sum equal to 3 months of the executive's base salary following the termination of employment. In the event that the executive's employment is terminated due to death or disability (as that term is defined in the employment agreements), the executive will be entitled to receive a pro rata annual performance bonus for the year in which the termination occurs.

Similar to the employment agreements in effect on December 31, 2015, all of the new employment agreements contain restrictive covenants and require the executives to acknowledge Alexion's possession of certain of information and agree to assign all rights he or she may have or acquire in proprietary information.

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	70

Director Compensation For Fiscal 2015
The following table sets forth a summary of the compensation earned by our directors and/or paid to certain of our directors pursuant to certain agreements we have with them in 2015, other than Mr. Hallal who did not receive separate compensation for his service as a director in 2015. Dr. Bell became eligible to receive compensation for his service as a director on April 1, 2015 following his retirement.
Dr. Baker joined the Board in June 2015 Mr. Keller retired from the Board in May 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($) (2)(3)	Option Awards ($) (2)(4)	Total ($)
Leonard Bell, M.D.	146,250	108,507	116,575	371,332
R. Douglas Norby	135,467	108,507	116,575	360,549
Felix Baker, Ph.D.	49,588	143,487	180,147	373,222
David R. Brennan	95,000	108,507	116,575	320,082
M. Michele Burns	120,000	108,507	116,575	345,082
Christopher J. Coughlin	114,533	108,507	116,575	339,615
William R. Keller	31,687	—	—	31,687
John T. Mollen	111,277	108,507	116,575	336,359
Alvin S. Parven	103,723	108,507	116,575	328,805
Andreas Rummelt, Ph.D.	120,000	108,507	116,575	345,082
Ann M. Veneman, J.D.	120,000	108,507	116,575	345,082

(1)
Represents retainer fees paid for services as a director during the fiscal year ended December 31, 2015. The consulting fees paid to Dr. Bell following his retirement are included above in the Summary Compensation Table.

(2)
See Note 1 and Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015 for details as to the assumptions used to determine the fair value of the awards during the year ended December 31, 2015. See also our discussions of share-based compensation under "Management's Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates."

(3)
Represents the grant date fair value of restricted stock units granted in 2015 calculated in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. The following non-employee directors held the following number of unvested restricted stock units as of December 31, 2015: Dr. Bell, 700; Dr. Baker, 696; Mr. Brennan, 700; Ms. Burns, 700; Mr. Coughlin, 700; Mr. Mollen, 700; Mr. Norby, 700; Mr. Parven, 700; Dr. Rummelt, 700; Ms. Veneman, 700. Amounts for Dr. Bell do not include awards granted to him as CEO. These awards continue to vest in accordance with their terms based on his service as a director.

(4)
Represents the grant date fair value of options granted in 2015 calculated in accordance with FASB ASC Topic 718., disregarding the effects of estimated forfeitures. The following current non-employee directors held the following number of option awards as of December 31, 2015: Dr. Bell, 2,343; Dr. Baker, 2,329; Mr. Brennan, 5,049; Ms. Burns, 5,049; Mr. Coughlin, 5,049; Mr. Mollen, 5,128; Mr. Norby, 5,128; Mr. Parven, 40,294; Dr. Rummelt, 11,790; Ms. Veneman, 27,340. Amounts for Dr. Bell do not include awards granted to him as CEO. These awards continue to vest in accordance with their terms based on his service as a director.

Director Compensation Policy
The Board reviews director compensation each year. Following its review in February 2015, the Board made no changes to director compensation levels and the retainers and equity award values provided in 2014 were again provided in 2015. The Board decided to change the grant date for restricted stock units from February to the date of the annual shareholders meeting, which was the date stock options were granted, to align the grant of all equity awards with a director's election or re-election to the Board. Under Alexion's director compensation structure for 2015, all non-employee members of the Board, with 75%

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	71

attendance at Board and Committee meetings since the prior annual meeting of shareholders, were entitled to receive the following:

■	an annual retainer of $95,000 for non-Chairman members, and $195,000 for the Chairman, each paid quarterly;

■	in addition to the retainer above, an annual retainer of $30,000 for the Lead Independent Director, paid quarterly;

■	an annual retainer of $30,000 for service as the chair of the Audit and Finance Committee, paid quarterly; and $25,000 for service as chair of each other Committee, paid quarterly;

■
a restricted stock unit award having a grant date value of $125,000, determined based on sixty day trailing average market price of the Company's common stock, vesting on the first anniversary of the grant date; and

■
a stock option grant to purchase shares of common stock with a grant date equivalent to $125,000 calculated using the Black-Scholes model. Each stock option has an exercise price equal to the closing price of a share of common stock on the date of grant and vests on the first anniversary of the grant date.

For 2016, the Committee recommended and the Board approved an increase in the Audit and Finance Committee Chair annual retainer from $30,000 to $35, 000. It is the Board's policy that Mr. Hallal not participate during discussions on matters of compensation for the independent directors and Mr. Hallal does not vote on such matters.
Consulting Agreement with Dr. Bell
Following his retirement as our CEO, Dr. Bell entered into a consulting agreement under which he will serve as a consultant to us (in addition to continuing to serve as Chairman of our Board) from April 1, 2015 until March 31, 2016, subject to a six-month extension at the mutual agreement of the parties. The term of the consulting agreement has been so extended. During the consulting period, Dr. Bell will be an independent contractor and receive a consulting fee at the rate of $1,500,000 for the first six months of the consulting period and at the rate of $750,000 for the six-month period thereafter, and $750,000 for the additional six months. In addition, Dr. Bell will receive certain continued health and dental insurance coverage (or premium reimbursements for health or dental coverage obtained by Dr. Bell) for him and his dependents until he reaches the age of 65, or would have turned 65 in the event of his death. Alexion will provide Dr. Bell with office space and administrative and technical support during the consulting period.
Dr. Bell also entered into a letter agreement with the company in connection with his retirement that provides that if his service as a director ends other than due to cause or his voluntary resignation, or in the event of a change of control, then Dr. Bell's equity awards will become immediately vested (to the extent earned, in the case of any performance share units held by Dr. Bell) and his stock option awards will be exercised through their applicable expiration dates.

Certain Relationships and Related Party Transactions
The Board of Directors reviews and approves transactions between Alexion on the one hand and a related party, such as our directors, officers, holders of more than five percent of our voting securities and their affiliates, the immediate family members of any of the foregoing persons and any other persons whom the Board determined may be considered a related party, on the other hand. Prior to Board consideration of a transaction with a related party, the material facts as to the related party's relationship or interest in the transaction would be disclosed to the Board, and the transaction is not considered approved by the Board unless a majority of the directors who are not interested in the transaction approve the transaction. In determining whether to approve or ratify a related party transaction, the non interested directors take into account such factors as they deem appropriate, which include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	72

person's interest in the transaction. Please see "Executive Compensation-Summary Compensation Table," "Executive Compensation-Director Compensation Policy" for information regarding compensation of our executive officers and directors. There have been no other related party transactions during fiscal year 2015.
Audit and Finance Committee Report
The Audit and Finance Committee reviewed and discussed Alexion's audited financial statements for the year ended December 31, 2015 with management and the Board of Directors and discussed with PricewaterhouseCoopers LLP, Alexion's independent registered public accounting firm during the year ended December 31, 2015, the matters required to be discussed by Auditing Standard No. 16. In addition, the Audit and Finance Committee received from the independent registered public accounting firm written disclosures and the letter required by the applicable standards of the Public Company Accounting Oversight Board. The Audit and Finance Committee also discussed with the independent registered public accounting firm the auditors' independence from management and Alexion, including a review of audit and non-audit fees and the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. Based on the above mentioned review and discussion with management and the independent auditors, the Audit and Finance Committee recommended to the Board of Directors that Alexion's audited financial statements be included in Alexion's annual report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.
This report of the Audit and Finance Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Alexion specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
The Audit and Finance Committee

Christopher J. Coughlin, Chairman
John T. Mollen
R. Douglas Norby
Alvin S. Parven

Independent Registered Public Accounting Firm
The Audit and Finance Committee has appointed PricewaterhouseCoopers LLP to serve as Alexion's independent registered public accounting firm for the year ending December 31, 2015.
Fees
The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for the following services during the years ended December 31, 2015 and 2014:

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	73

	Year Ended	Year Ended
Fees	December 31, 2015	December 31, 2014
Audit fees (1)	$4,238,635	$2,553,000
Audit related fees (2)	$—	$283,000
Tax fees (3)	$346,624	$49,000
All other fees (4)	$11,996	$433,000
	$4,597,255	$3,318,000

(1)
Audit fees include fees billed and expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of Alexion's annual financial statements included in its Form 10-K, the review of Alexion's financial statements included in its Forms 10-Q, as well as professional services rendered in conjunction with purchase accounting, tax, and valuation services associated with our acquisition of Synageva BioPharma Corp. in 2015 and services related to other SEC filings and statutory audits.

(2)
Audit related fees for the year ended December 31, 2014 include fees billed by PricewaterhouseCoopers LLP for professional services rendered in conjunction with internal control reviews and due diligence.

(3)
Tax services for the year ended December 31, 2015 and 2014 primarily include tax compliance services related state tax returns and other tax support and tax compliance services related to our 2015 acquisition of Synageva BioPharma Corp.

(4)
All other fees for the year ended December 31, 2015 primarily include fees for accounting research software provided by PricewaterhouseCoopers LLP and fees for conferences PricewaterhouseCoopers held in 2015. Fees for the year ended December 31, 2014 primarily include fees for professional services rendered in connection with relocation and organizational benchmarking projects and for accounting research software provided by PricewaterhouseCoopers LLP.

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	74

Pre-Approval Policies and Procedures
It is the Audit and Finance Committee's policy that it must pre-approve all audit and permissible non-audit services to be performed by Alexion's independent auditors, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent auditors present a listing of all services they expect to perform for Alexion in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit and Finance Committee to perform an independent review of each proposed service. The Audit and Finance Committee reviews this list and approves appropriate services which, in the Audit and Finance Committee's judgment, will not impair the auditors' independence. With respect to any additional services proposed to be performed by the independent auditors during the year, management will evaluate the impact on the independent auditor's independence and obtain Audit and Finance Committee approval for such service. The Audit and Finance Committee's Pre-Approval Policy authorizes the Chairman of the Audit and Finance Committee to pre-approve certain recurring services less than $250,000 and certain non-recurring services less than $50,000. The Chairman of the committee must report any such approved services at the next following meeting of the Audit and Finance Committee.
All audit and permitted non-audit services performed by PricewaterhouseCoopers LLP during the years ending December 31, 2015 and 2014 were pre-approved in accordance with the Audit and Finance Committee's pre-approval policies. The Audit and Finance Committee has also considered whether the provision of the non-audit services described above is compatible with maintaining PricewaterhouseCoopers' independence and has determined in their judgment that the provision of such services is compatible with maintaining PricewaterhouseCoopers' independence.

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	75

Proposal No. 2 – Advisory Vote On Executive Compensation
Our shareholders have an annual opportunity to cast an advisory vote to approve the compensation of our named executive officers. As described in greater detail in the Compensation Discussion and Analysis (CD&A) section of this proxy, the primary objective of Alexion's executive compensation policy is to attract and retain its key executives and motivate our executives to achieve short- and long-term objectives and success. The Compensation Committee approves and implements compensation programs based on the following stated philosophies:

■	Ensure compensation programs are structured to attract, retain and motivate the best talent;

■	Pay for performance and reward company and individual achievement;

■	Ensure compensation is competitive with the companies that compete with us for talent;

■	Maintain an appropriate balance between cash and equity incentives; and

■	Be fair and consistent.
The Compensation Committee and the Board of Directors believe that Alexion's 2015 executive compensation is strongly aligned with our philosophy, objectives and company performance. We encourage shareholders to carefully review the CD&A. The CD&A describes Alexion's executive compensation program and the considerations taken into account by the Compensation Committee and the Board of Directors with respect to the compensation paid to the NEOs for 2015.

The Board of Directors is requesting that Alexion shareholders cast a non-binding advisory, vote in favor of the following resolution:
RESOLVED, that the compensation paid to Alexion's named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, the compensation tables and other narrative discussion, is hereby approved.
Because this proposal asks for a non-binding, advisory vote, there is no "required vote" that would constitute approval. We value the opinions expressed by our shareholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 2, ON AN ADVISORY BASIS.

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	76

Proposal No. 3 – Ratification Of Appointment Of Independent Registered Public Accounting Firm
The Audit and Finance Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016. The Board of Directors has directed that the selection of the independent registered public accounting firm be submitted for ratification by the shareholders at the 2016 Annual Meeting. If a quorum is present, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm will require approval by a majority of the votes cast in person or by proxy at the 2016 Annual Meeting. Shareholder ratification of the appointment is not required by law or otherwise. The Board of Directors is submitting this matter to shareholders for ratification because it believes it to be a good corporate practice.
PricewaterhouseCoopers LLP, Alexion's independent registered public accounting firm, audited Alexion's consolidated financial statements since the year ended July 31, 2004. If the shareholders fail to ratify the selection, the

Audit and Finance Committee will reconsider whether or not to retain that firm, but may still retain it. Even if the selection is ratified, the Audit and Finance Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be
in Alexion's best interests and that of
Alexion's shareholders. Representatives of PricewaterhouseCoopers LLP are expected to attend the 2016 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.
THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF ALEXION AND OUR SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	77

Proposal No. 4 – Shareholder Proposal Requesting The Board To Amend Alexion's Governing Documents To Give Shareholders Owning 10% of Alexion Stock The Power To Call A Special Meeting
Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has notified the Company that he intends to present the following proposal at the Annual Meeting. Mr. Chevedden states that, since December 1, 2015, he has owned no fewer than 40 shares of our common stock and that he intends to meet the beneficial ownership requirements under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, until after the date of the 2016 Annual Meeting. The shareholder proposal is quoted verbatim below, followed by an opposition statement from the Board.
Shareholder Proposal
"Special Shareowner Meetings
Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board's current power to call a special meeting.
Delaware law allows 10% of our shares to call a special meeting. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This is important because there could be 15-months between annual meetings.

It may be possible to adopt this proposal by incorporating brief text similar to this into our governing documents:
"Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or the President, and shall be called by the Chairman of the Board or President or Secretary upon the order in writing of a majority of or by resolution of the Board of Directors, or at the request in writing of stockholders owning 10% of the entire capital stock of the Corporation issued and outstanding and entitled to vote."
This proposal may obtain a substantial vote at our 2016 annual meeting because Alexion shareholders gave this topic 44% support at our 2015 annual meeting - the first time that Alexion shareholders had an opportunity to vote on this topic.
Please vote to enhance shareholder value:
Special Shareowner Meetings – Proposal 4"

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	78

Board of Director’s Statement in Opposition
Alexion's Board of Directors unanimously recommends a vote "AGAINST" the shareholder proposal.
The Board agrees with the proponent that it is important for Alexion's shareholders to have the ability to call special shareholder meetings. Ahead of our 2015 annual meeting, we said that we would review the existing ownership threshold and evaluate revising the threshold. We reached out to several of our shareholders to solicit their views on this important right. In January 2016, we amended our Bylaws to provide for this right at the 25% ownership threshold; a threshold we and our shareholders agreed strikes the right balance in making an extraordinary action more available, without handing the power to a small minority. The Board strongly believes that the 10% threshold proposed by Mr. Chevedden is the wrong threshold for Alexion and our shareholders.
Due to our concentrated share ownership, more than one single shareholder would have the right to call a special meeting if the threshold is reduced to 10%. A low ownership threshold of 10% not only enables a small minority of Alexion's ownership to take what is an extraordinary action, but is unnecessary in light of Alexion's existing governance practices, our demonstrated willingness to discuss company business with shareholders, and our responsiveness to shareholders, including on this very issue.
The Board believes that a special meeting should only be called if required by law, or if a reasonably large representation of the Company’s shares support holding a special meeting. A special meeting can cause the Company to incur substantial expenses and can be potentially disruptive to Alexion's normal business operations and to long-term shareholder interests, diverting the focus of the Board and executives from their responsibility of managing the Company on behalf of all shareholders. It is not necessary to provide a small representation of shareholders with the unlimited power to call a special meeting and such a low threshold opens the door to potential abuse and waste of corporate resources. Importantly, our shareholders have many other opportunities available to address company business. Through its actions, Alexion has demonstrated that such opportunities have been effective and can result in corporate action.
The Board values direct dialogue with our shareholders. The change to our ownership threshold to 25% is further evidence of our continuing responsiveness to matters supported by our shareholders. Based on shareholder feedback, our Board has previously adopted majority voting standards in uncontested elections, modified its director compensation policies, and accelerated the termination of our poison pill.
The Board believes that a special meeting should be an extraordinary event. A special meeting should be held only for extraordinary company business, such as when fiduciary or strategic considerations require that the matter be addressed on an expeditious basis and cannot wait until the next annual meeting. Alexion is incorporated in Delaware and Delaware's corporate laws already require that significant corporate actions, such as a merger or a sale of substantially all of our assets, be approved by shareholders. Special meetings can also be held to elect new directors, as Mr. Chevedden suggests in his proposal. The Board believes that if certain shareholders support holding a special meeting because voting for directors once per year is not sufficient, then a greater representation of ownership should support such an extraordinary election.
A small minority of shareholders should not be entitled to utilize the mechanism of special meetings for their own interests, which may not be shared more broadly by shareholders of the company. The 10% threshold proposed by Mr. Chevedden is not only too low, but is unnecessary in consideration of other available vehicles. Alexion's strong corporate governance and practices provide shareholders with meaningful

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	79

and substantial opportunity to address company business other than through a special meeting. Pursuant to Delaware corporate law, shareholders are required to vote on certain company business. Under Rule 14a-8 of the Securities Exchange Act, shareholders with even minimal holdings can present proposals at annual meetings, such as this proposal. Alexion's Bylaws and policies also provide for substantial and meaningful opportunity to address matters that are important to them, including the election of directors.

■	Alexion shareholders have the opportunity to cast a vote with respect to all Alexion directors at least once per year -- Alexion's Board is de-classified and directors serve one year terms.

■	Alexion has a majority voting standard for the election of directors – directors must receive a majority of votes entitled to vote in uncontested elections.

■	Alexion's shareholders already have the right to call a special meeting to transact company business, and we reduced the threshold in 2016.

■	Alexion's shareholders also have the right to act by written consent, without calling a special meeting.

■	Alexion's shareholders may suggest director nominees to the Nominating and Corporate Governance Committee for consideration or through proxy access, which the Board adopted in 2016 .
These features ensure that Alexion’s shareholders have the ability to make their views known. In addition, Alexion continues to maintain open lines of communication with shareholders, financial analysts and shareholder advisory services regarding important issues relating to Alexion's business and governance. Shareholders may communicate directly with the Board, and can also use Alexion's annual meeting to communicate their concerns to other shareholders, the Board, and management.

We believe the 10% threshold proposed by Mr. Chevedden is too low, and, particularly in light of our change to a 25% threshold, unnecessary.
We disclaim any responsibility for the content of the shareholder proposal above and statements of support, the text of which, in accordance with rules of the Securities and Exchange Commission, is printed verbatim from his submission, with only a correction of the proposal number reference.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE FOREGOING SHAREHOLDER PROPOSAL REQUESTING THE BOARD OF DIRECTORS TO AMEND ALEXION'S GOVERNING DOCUMENTS TO GIVE HOLDERS OF 10% OF ALEXION STOCK THE POWER TO CALL A SPECIAL MEETING.

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	80

Shareholder Proposals
Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2017 Annual Meeting of Shareholders, the proposal must be received by us, Attention: Corporate Secretary, at our principal executive offices by December 29, 2016.
Shareholder proposals not intended to be included in the Company’s 2017 Proxy Statement for its 2017 Annual Meeting of Shareholders will be timely if delivered no earlier than January 12, 2017 and no later than the close of business on February 11, 2017. Unless such notice is received by us, Attention: Corporate Secretary, at our principal executive offices, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	81

Additional Information
"Householding" of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. Alexion and some brokers "household" proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or Alexion that they or Alexion will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or Alexion if you hold shares directly in your name. You can notify Alexion by sending a written request to Corporate Secretary, Alexion Pharmaceuticals, Inc., 100 College Street, New Haven, Connecticut 06510 or by calling (203) 272-2596.

Other Business
Other than the matters described in this proxy statement, the Board of Directors knows of no other business to be acted upon at the 2016 Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.
The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the 2016 Annual Meeting, please sign the proxy and return it in the enclosed envelope. If you need directions to the meeting, please call Alexion's Investor Relations at (203) 272-2596.
A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDING DECEMBER 31, 2015 WILL BE SENT WITHOUT CHARGE TO ANY SHAREHOLDER REQUESTING IT IN WRITING FROM: ALEXION PHARMACEUTICALS, INC., 100 COLLEGE STREET, NEW HAVEN, CONNECTICUT 06510, ATTN: INVESTOR RELATIONS

2016 Proxy Statement Alexion Pharmaceuticals, Inc.	82

Appendix A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
The following table presents the reconciliation of GAAP to Non-GAAP net income (in thousands) for the years ended December 31, 2015 and 2014:

	Year ended December 31,
	2015	2014
GAAP net income	$144,385	$656,912
Share-based compensation expense	227,133	114,461
Fair value adjustment of inventory acquired	91	—
Amortization of purchased intangible assets	116,584	—
Change in fair value of contingent consideration	64,257	20,295
Acquisition-related costs	39,210	—
Restructuring expenses	42,169	15,365
Impairment of intangible assets	—	11,514
Upfront and milestone payments related to license and collaboration agreements	129,750	109,925
Non-cash taxes	324,978	137,449
Non-GAAP net income	$1,088,557	$1,065,921

A-1

Form Of Proxy Card
ALEXION PHARMACEUTICALS, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2016.
David Hallal and Vikas Sinha, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Alexion Pharmaceuticals, Inc. (the "Company") held of record by the undersigned on March 15, 2016, at the Annual Meeting of Shareholders to be held at 5:30 p.m. on Monday, May 11, 2016 at The Study at Yale, 1157 Chapel Street, New Haven, CT 06511 and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.
WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW, IN FAVOR OF PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

1	Proposal – Election of Directors-Nominees are:
Leonard Bell, Felix Baker, David R. Brennan, M. Michele Burns, Christopher J. Coughlin, David L. Hallal, John T. Mollen, R. Douglas Norby, Alvin S. Parven, Andreas Rummelt and Ann M. Veneman.
☐   FOR ALL
☐    WITHHOLD ALL to vote for the listed nominees.
☐     FOR ALL EXCEPT (do not vote for the nominee(s) whose name(s) appears(s) below):

2	Proposal No. 2 – Approval of a non-binding advisory vote of the 2015 compensation paid to Alexion's named executive officers.
                    ☐      FOR            ☐      AGAINST        ☐      ABSTAIN

3	Proposal No. 3 – Ratification of appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.
                    ☐      FOR            ☐      AGAINST        ☐     ABSTAIN

4	Proposal No. 4 – To act on a shareholder proposal requesting the Board to amend Alexion's governing documents to give shareholders owning 10% of Alexion's stock the power to call a special meeting.
                    ☐      FOR            ☐      AGAINST        ☐     ABSTAIN

IMPORTANT: Please sign exactly as name appears below. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated                                                                              , 2016

Signature

Signature if held jointly
The above-signed acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished therewith.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.